Exhibit 99.1

ASSET PURCHASE AGREEMENT

Dated as of March 16, 2010

Among

TELOGY, LLC,

and

ELECTRO RENT CORPORATION

TABLE OF CONTENTS

5.20.	Taxes	34
5.21.	Disclaimer	34

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF BUYER		35

6.1.	Organization of Buyer	35
6.2.	Authority of Buyer	35
6.3.	No Finder	36
6.4.	Financing	36

ARTICLE VII. ACTIONS PRIOR TO THE CLOSING DATE		36

7.1.	Investigation of the Business by Buyer	36
7.2.	Third Party Consents	37
7.3.	Governmental Approvals	37
7.4.	Operations Prior to the Closing Date	38
7.5.	Bankruptcy Court Approval	39
7.6.	Bankruptcy Filings	39
7.7.	Seller’s Delivery of Closing Inventory Schedule	39
7.8.	Seller’s Delivery of Closing Monthly Rental Billing Rate Schedule	40
7.9.	Proprietary Information Agreements	40

ARTICLE VIII. ADDITIONAL AGREEMENTS		40

8.1.	Taxes	40
8.2.	Employees and Employee Benefit Plans	41
8.3.	Collection of Receivables; Returns of Rental Equipment	42
8.4.	Adequate Assurances Regarding Assumed Agreements	42
8.5.	Performance Under Assumed Agreements	43
8.6.	Certain Actions	43
8.7.	Covenant Not to Compete; Non-Solicitation	43
8.8.	Confidentiality	44

ARTICLE IX. CONDITIONS TO CLOSING		45

9.1.	Conditions to Obligations of Each Party	45
9.2.	Conditions to Obligations of Buyer	45
9.3.	Conditions to Obligations of Seller	47

ARTICLE X. TERMINATION		47

10.1.	Termination	47
10.2.	Effect of Termination	49

ARTICLE XI. SURVIVAL		49

11.1.	Survival; Related Matters	49
11.2.	Specific Performance	49

ARTICLE XII. GENERAL PROVISIONS		50

12.1.	Confidential Nature of Information	50
12.2.	Publicity	50
12.3.	Notices	51

12.4.	Successors and Assigns	52
12.5.	Access to Records after Closing	52
12.6.	Entire Agreement; Amendments; Seller Disclosure Schedule	53
12.7.	Waivers	53
12.8.	Expenses	53
12.9.	Partial Invalidity	53
12.10.	Execution in Counterparts	54
12.11.	Governing Law	54
12.12.	No Third Party Beneficiaries	54

SCHEDULES

Schedule

1.1	Knowledge of Seller
1.2	September 30, 2009 A/R Aging Schedule
1.3	Third Party Consents
2.1(a)(iv)	Assumed Agreements
2.1(b)	Designated Services Agreements
7.8	Illustrative Calculation of Monthly Rental Billing Rate Amount
7.9	Employees Required to Execute and Deliver Proprietary Information Agreements
9.2(h)	Employees to Whom Telogy Employee Incentive Plan Must be Distributed
9.2(i)	Employees Required to Execute and Deliver Proprietary Information Agreements

SELLER DISCLOSURE SCHEDULE
Schedule

5.4	Leased Real Property
5.6(b)	Condition of Assets
5.7(a)	Financial Statements
5.7(b)	Rental Revenues Statement
5.9	Proceedings
5.10	Absence of Changes
5.11	Accounts Receivable
5.12	Inventory
5.13	Business Contracts
5.14	Insurance
5.15	Seller Intellectual Property
5.16(a)	Customer Contracts
5.16(b)	Supplier Contracts
5.16(c)	Certain Contract Restrictions
5.16(d)	Customer and Supplier Relationships
5.20	Taxes

EXHIBITS

EXHIBIT A	-	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT B	-	BIDDING PROCEDURES
EXHIBIT C	-	BIDDING PROCEDURES ORDER
EXHIBIT D	-	FORM OF SALE ORDER
EXHIBIT E	-	FORM OF BILL OF SALE AND GENERAL ASSIGNMENT
EXHIBIT F	-	FORM OF ASSIGNMENT OF TRADEMARKS
EXHIBIT G	-	FORM OF ASSIGNMENT OF DOMAIN NAMES
EXHIBIT H	-	FORM OF TRANSITION SERVICES AGREEMENT
EXHIBIT I		FORM OF PROPRIETARY INFORMATION AGREEMENT FOR SCHEDULE 7.9 AND 9.2(I) EMPLOYEES

v

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made as of March 16, 2010 (the “Effective Date”) by and among Telogy, LLC, a Delaware limited liability company (“Seller”) and Electro Rent Corporation, a California corporation (“Buyer”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Section 1.1.

Whereas, Seller is engaged in the business of renting, leasing, purchasing, trading, refurbishing, remarketing and/or reselling test equipment and related products and providing services (including repair, maintenance, calibration and testing services) to customers related thereto (the “Business”);

Whereas, Seller on January 24, 2010, Seller filed a voluntary petition for relief (the “Filing”) commencing a case under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (or such other court having competent jurisdiction over such case, the “Bankruptcy Court”, and the date of the Filing, the “Petition Date”);

Whereas, Seller desires to sell to Buyer all of the Purchased Assets, and Buyer desires to purchase from Seller the Purchased Assets and assume the Assumed Liabilities, upon the terms and conditions hereinafter set forth;

Whereas, the Parties intend to effectuate the transactions contemplated by this Agreement through a sale of the Purchased Assets pursuant to Section 363 of the Bankruptcy Code; and

Whereas, the sale of the Purchased Assets contemplated by this Agreement is subject, among other things, to the entry of an Order of the Bankruptcy Court approving such sale under, inter alia, sections 105(a), 363 and 365 of the Bankruptcy Code.

Now, Therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

1.1.        Definitions.

In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.  Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Accounts Receivable” means, with respect to Seller, all accounts receivable, checks, negotiable instruments, chattel papers and other rights to payment from customers of Seller and the full benefit of all security for such accounts receivable, checks, negotiable instruments, chattel papers or rights to payment, including those consisting of all accounts receivable in respect of goods shipped or products sold, leased or rented or services rendered to customers by Seller, any other miscellaneous accounts receivable of Seller, and any claim, remedy or other right of Seller related to any of the foregoing.

“Action” means any legal action, suit or arbitration, or any inquiry, proceeding or investigation, by or before any Governmental Authority or arbitrator.

“Affiliate” (i) with respect to Seller, has the meaning given that term in Section 101(2) of the Bankruptcy Code, and (ii) with respect to Buyer, means any other Person controlling, controlled by or under common control with Buyer, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Agent” means The Bank of New York, in its capacity as administrative agent under each of the Existing Credit Facilities.

“Agreement” has the meaning specified in the preamble.

“Allocation Schedule” has the meaning specified in Section 3.3.

“Ancillary Documents” means the Bill of Sale, the Assignment and Assumption Agreement, the Assignment of Trademarks, the Assignment of Domain Names, the Transition Services Agreement and each other agreement, document or instrument (other than this Agreement) executed and delivered by the parties hereto in connection with the consummation of the transactions contemplated by this Agreement.

“Annual Audited Financial Statements” has the meaning specified in Section 5.7(a).

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A.

“Assignment of Domain Names” has the meaning specified in Section 4.3(b).

“Assignment of Trademarks” has the meaning specified in Section 4.3(b).

“Assumed Agreements” has the meaning specified in Section 2.1(a)(iv).

“Assumed Liabilities” has the meaning specified in Section 2.3.

“Assumed Trade Payables” has the meaning specified in Section 2.3(b).

“Auction” has the meaning set forth in Section 7.5(a).

“Avoidance Actions” means any and all claims for relief, rights or causes of action of Seller arising under chapter 5 of the Bankruptcy Code.

“Bankruptcy Case” means the Company’s case filed under chapter 11 of the Bankruptcy Code pending in the Bankruptcy Court.

“Bankruptcy Code” means Title 11 of the United States Code, Sections 101 et. seq.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other employee compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case sponsored, maintained, contributed or required to be contributed to by Seller for the benefit of its employees or directors.

“Bidding Procedures” means bid procedures attached hereto as Exhibit B, as approved by the Bankruptcy Court on February 9, 2010.

“Bidding Procedures Order” means the Order of the Bankruptcy Court dated February 9, 2010 and attached hereto as Exhibit C.

“Bill of Sale” means the Bill of Sale and General Assignment in substantially the form attached hereto as Exhibit E.

“Business” has the meaning specified in the recitals.

“Business Contracts” has the meaning specified in Section 5.13.

“Business Day” means any day of the year on which national banking institutions in New York and California are open to the public for conducting business and are not required or authorized to close.

“Buyer” has the meaning specified in the preamble.

“Cash Consideration” has the meaning specified in Section 3.1.

“Closing” has the meaning specified in Section 4.1.

“Closing Date” has the meaning specified in Section 4.1.

“Closing Date Payment” means an amount equal to the Cash Consideration (as may be adjusted pursuant to Section 3.4(a), but not Sections 3.4(b) and 3.4(c)).

“Closing Inventory Schedule” has the meaning specified in Section 7.7.

“Closing Monthly Rental Billing Rate Schedule” has the meaning specified in Section 7.8.

“Code” means the Internal Revenue Code of 1986, as amended.

“Computers” means all computer equipment and hardware, including, without limitation, all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, and any and all parts and appurtenances thereto, together with all intellectual property used in connection with the operation of such computer equipment, including, without limitation, all software and rights under any licenses related to such use.

“Confidential Information” means all trade secrets and other confidential and/or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.  Information shall not be deemed Confidential Information hereunder if (i) such information becomes available to or known by the public generally through no fault of Seller; (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, however, that prior to disclosing any information pursuant to this clause (ii), Seller shall, if possible, give prior written notice thereof to Buyer and, at Buyer’s election, either provide Buyer with the opportunity to contest such disclosure or seek to obtain a protective order narrowing the scope of such disclosure and/or use of the Confidential Information; or (iii) Seller reasonably believes that such disclosure is required in connection with the defense of a lawsuit against Seller.  Nothing herein shall be construed as prohibiting Buyer from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

“Confidentiality Agreement” has the meaning set forth in Section 12.1.

“Contract” means any agreement, contract, obligation, promise, instrument, undertaking or other arrangements (whether written or oral) that is legally binding, other than a Real Property Lease, to which Seller is a party and relating to the Business, and including, for the avoidance of doubt, any month-to-month (MTM) arrangement, an operating lease (OLP) arrangement, a TTS (equity option) arrangement or similar arrangement or agreement pursuant to which an item of Rental Equipment is on rent to a customer of the Business and any agreements for the purchase of Rental Equipment.

“Copyrights” means all United States and foreign copyrights and copyrightable subject matter, whether registered or unregistered, including all United States copyright registrations and applications for registration and foreign equivalents, all moral rights, all common-law copyright rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright rights accruing by reason of any international copyright convention.

“Cure Costs” has the meaning specified in Section 2.5.

“Customer Contracts” has the meaning specified in Section 5.16(a).

“Customer Security Deposits” means all cash and cash equivalents representing deposits by any counterparty to any Assumed Agreement attributable to benefits to be received by such counterparty, or attributable to obligations to be performed by Buyer, in each case, in periods (or portions thereof) beginning after the Closing.

“Designated Services Agreement” means any Contract listed or described in Schedule 2.1(b).

“Determination Date” shall mean the last Business Day immediately preceding the Effective Date.

“Documents” means all books, records, files, invoices, Inventory records, product specifications, advertising materials, customer data and lists, cost and pricing information, supplier data and lists, financial statements and records, business plans, catalogs, customer literature, quality control records and manuals, research and development files, records and laboratory books and credit records of customers (including all data and other information stored on discs, tapes or other media) to the extent used in or to the extent relating to the assets, properties, including the Intellectual Property, business or operations of the Business, the Purchased Assets or the Assumed Liabilities.

“Domain Names” means any alphanumeric designation registered with or assigned by a domain name registrar, registry or domain name registration authority as part of an electronic address on the Internet.  A Domain Name may or may not also be a Trademark.

“eCycle” means e-Cycle, LLC, a Delaware limited liability company.

“Effective Date” means the date as of which this Agreement was executed as set forth in the first sentence of this Agreement.

“Encumbrance” means any interest, charge, lien, claim, mortgage, sublease, hypothecation, deed of trust, pledge, security interest, option, right of first offer or right of first refusal, easement, servitude, restrictive covenant or condition, encroachment, encumbrance, preemptive right, or any claim or charge, similar in purpose or effect to any of the foregoing.

“Environment” means all air, water vapor, surface water, groundwater, drinking water supply or land, including land surface or subsurface, and includes all fish, wildlife, biota and all other natural resources.

“Environmental Laws” means all foreign, federal, state or local environmental, land use, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations or rules of common law (including with respect to the Business, specific Environmental Permits and Orders) relating to the protection of the Environment and/or governing the discharge of pollutants or the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, including but not limited to the Resource Conservation and Recovery Act of 1976 as amended (“RCRA”), the Clean Air Act as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act of 1970 and state and foreign statutes similar to or based upon the foregoing.

“Environmental Permits” means all permits, licenses, certificates, approvals, authorizations, consents or registrations issued by a Governmental Authority pursuant to an Environmental Law.

“Equipment” means all furniture, fixtures, equipment, Computers, machinery, apparatus, appliances, spare parts, signage, supplies, vehicles, forklifts and all other tangible personal property of every kind and description in which Seller has an interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Adjustment Statements” has the meaning specified in Section 3.4(a).

“Estimated Net Accounts Receivable Amount” has the meaning specified in Section 3.4(a).

“Estimated Net Accounts Receivable Amount Statement” has the meaning specified in Section 3.4(a).

“Estimated Rental Equipment Purchases Amount” has the meaning specified in Section 3.4(a).

“Estimated Rental Equipment Purchases Amount Statement” has the meaning specified in Section 3.4(a).

“Estimated Rental Equipment Sales Amount” has the meaning specified in Section 3.4(a).

“Estimated Rental Equipment Sales Amount Statement” has the meaning specified in Section 3.4(a).

“Excluded Assets” has the meaning specified in Section 2.2.

“Excluded Liabilities” has the meaning specified in Section 2.4.

“Existing Credit Facilities” means the Revolving Credit and Guaranty Agreement and Term Loan and Guaranty Agreement.

“Filing” has the meaning specified in the recitals.

“Final Net Accounts Receivable Amount” has the meaning specified in Section 3.4(b).

“Final Net Accounts Receivable Amount Statement” has the meaning specified in Section 3.4(b).

“Final Order” means an Order which:  (a) is in full force and effect; (b) is not stayed; and (c) is no longer subject to review, reversal, modification or amendment, by appeal or writ of certiorari; provided, however, that the theoretically possibility that a motion under Rule 59 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Civil Procedure or the Federal Rules of Bankruptcy Procedure, may be filed relating to such Order shall not cause such Order not to be a Final Order; provided, further, however, that, for the avoidance of doubt, if a motion under Rule 59 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Civil Procedure or the Federal Rules of Bankruptcy Procedure relating to such Order has actually been filed and is pending, such Order shall not be a Final Order.

“Final Rental Equipment Purchases Amount” has the meaning specified in Section 3.4(b).

“Final Rental Equipment Purchases Amount Statement” has the meaning specified in Section 3.4(b).

“Final Rental Equipment Sales Amount” has the meaning specified in Section 3.4(b).

“Final Rental Equipment Sales Amount Statement” has the meaning specified in Section 3.4(b).

“Financial Statements” has the meaning specified in Section 5.7(a).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, state, local or municipal governmental authority (including any governmental division, agency, department or bureau or any court, tribunal or judicial body having jurisdiction), regulatory or administrative authority and any similar foreign (national, state, local or municipal) governmental authority.

“Hazardous Substance” means any “pollutant”, “contaminant”, “solid waste”, “hazardous waste”, “hazardous material” or “hazardous substance” as defined under any Environmental Law.

“Independent Accounting Firm” has the meaning specified in Section 3.4(b).

“Insurance Policies” has the meaning specified in Section 5.14.

“Intellectual Property” means all Intellectual Property Rights owned or controlled by or for, licensed to, or otherwise held by or for the benefit of, Seller.  Intellectual Property shall include, without limitation, all rights to the name “Telogy”.

“Intellectual Property Rights” means all rights of any kind in and to intellectual property and intangible property rights, including, without limitation, Copyrights, Patents, Trademarks, Trade Secrets, Domain Names, all rights in Software, and all rights and remedies related to any of the foregoing (including the right to sue for and recover damages, profits and any other remedy in connection therewith) for past, present or future infringement, misappropriation or other violation relating to any of the foregoing).

“Intentional Misrepresentation” means a representation made by Seller in Article V hereof or the Seller Disclosure Schedule that was incorrect when made and either (i) made with actual knowledge that the representation was false or (ii) made with reckless disregard for the truth, accuracy or correctness thereof.

“Inventory” has the meaning specified in Section 2.1(a)(ii).

“IRS” means the Internal Revenue Service.

“Knowledge of Seller” means the knowledge of a particular fact or other matter, which Seller shall be deemed to have if: (i) any of the individuals listed on Schedule 1.1 is actually aware of such fact or other matter; or (ii) any of the individuals listed on Schedule 1.1 could reasonably be expected to have acquired such awareness after making reasonable due inquiry.

“Leased Real Property” has the meaning specified in Section 5.4.

“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Liability” means any debt, loss, claim, damage, demand, fine, judgment, penalty, liability or obligation (in each case, whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Manufacturers” has the meaning specified in Section 5.18.

“Material Adverse Change in the Rental Equipment Since the Reference Date” means a material adverse change in the aggregate mix or aggregate quality of the Rental Equipment included in the Inventory immediately prior to the Closing from the aggregate mix or aggregate quality (in each case, on an aggregate basis) of the Rental Equipment included in the Inventory as of the Reference Date.  The following shall be considered in reasonably determining whether a Material Adverse Change in the Rental Equipment Since the Reference Date has occurred: (i) any material change in the ratio of items of Rental Equipment in the Inventory that are in repair status to the other items of Rental Equipment in the Inventory, (ii) any material change in the average age of the Rental Equipment in the Inventory, (iii) any material change in the ratio of items of Rental Equipment in the Inventory that constitute general-purpose equipment to items of Rental Equipment in the Inventory that constitute communications equipment, (iv) any material change in the percentage of sub-categories or model numbers of the items of Rental Equipment in the Inventory that constitute general-purpose equipment and (v) any material change in the percentage of sub-categories or model numbers of the items of Rental Equipment in the Inventory that constitute communications equipment.

“Material Adverse Effect” means any fact, condition, change, violation, inaccuracy, circumstance, effect or event, individually or in the aggregate, that has a material adverse effect on the Business or the Purchased Assets, taken as a whole, except that any such fact, condition, change, violation, inaccuracy, circumstance, effect or event that results from or arises out of any of the following would not be considered in determining whether a Material Adverse Effect has occurred: (i) any actions by Buyer or (ii) changes in GAAP or accounting standards or the interpretation thereof.  Notwithstanding the foregoing, the filing by Seller of a voluntary petition for relief commencing a case under chapter 11 of the Bankruptcy Code as contemplated by this Agreement shall not, by itself, be deemed to constitute a Material Adverse Effect; provided, however, that, for the avoidance of doubt, any of the following can be considered in determining whether a Material Adverse Effect has occurred: (i) any fact, condition, change, violation, inaccuracy, circumstance, effect or event that directly or indirectly gave rise to such filing, (ii) any fact, condition, change, violation, inaccuracy, circumstance, effect or event that directly or indirectly results from or arises out of such filing, or (iii) any fact, condition, change, violation, inaccuracy, circumstance, effect or event that directly or indirectly results from or arises out of any filings or proceedings related to the Bankruptcy Case or actions taken by the Bankruptcy Court, any trustee, creditor, Seller or other third parties related to the Bankruptcy Case.

“Member of the Controlled Group” means each trade or business, whether or not incorporated, that would be treated as a single employer with Seller under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Monthly Rental Billing Rate Amount” means, at any time of determination and with respect to an item of Rental Equipment in the Inventory that is then on rent to a customer under a month-to-month (MTM) arrangement, an operating lease (OLP) arrangement or a TTS (equity option) arrangement, the amount of the monthly rate then being billed to such customer for the rental of such item of Rental Equipment, calculated in accordance with and in a manner consistent with Seller’s past practices.  For illustration purposes only, a calculation of the Monthly Rental Billing Rate Amount of all items of Rental Equipment included in the Inventory as of the date of this Agreement that are on rent to customers under a month-to-month (MTM) arrangement, an operating lease (OLP) arrangement or a TTS (equity option) arrangement is attached hereto as Schedule 7.8.

“Net Accounts Receivable Amount” means, with respect to Seller, an amount equal to (i) the amount of “Receivables” as of the open of business on the Closing Date, determined in accordance with GAAP, minus (ii) an allowance for doubtful accounts (which doubtful accounts shall mean “Receivables” that are greater than 90 days past due as of the Closing Date), minus (iii) all amounts related to such “Receivables” then billed, but not then earned as of the open of business on the Closing Date.  Each component of the definition of the Net Accounts Receivable Amount shall be calculated consistent with and in accordance with the September 30, 2009 A/R Aging Schedule, attached hereto as Schedule 1.2.  The parties agree that the “Target Net Accounts Receivable Amount” (as defined herein) represents the Net Accounts Receivable Amount as if such amount was calculated as of September 30, 2009.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Original Acquisition Cost” means, with respect to an item of Rental Equipment in the Inventory, the original acquisition cost of such Rental Equipment, determined in accordance with GAAP, applied using the same methodology if such Rental Equipment were valued in the Inventory at original cost on the Financial Statements in accordance with and consistent with Seller’s past practices.

“Party” or “Parties” means, individually or collectively, Buyer and Seller.

“Patents” means United States and foreign patents (including certificates of invention and other patent equivalents), patent applications, provisional applications and patents issuing therefrom, as well as any continuations, continuations-in-part, divisions, extensions, reexaminations, reissues, renewals, patent disclosures, inventions (whether or not patentable or reduced to practice) or improvements thereto.

“Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances and orders of any Governmental Authority.

“Permitted Encumbrances” means (i) statutory liens for current property Taxes and assessments not yet due and payable, including, without limitation, liens for ad valorem Taxes and statutory liens not yet due and payable arising other than by reason of any default by Seller, or that Seller is contesting in good faith in proper proceedings and (ii) Encumbrances that constitute Assumed Liabilities.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Personal Property Taxes” has the meaning set forth in Section 8.1(a).

“Petition Date” has the meaning set forth in the recitals.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Products” means any and all products currently marketed, leased, rented or sold by Seller.

“Proposed Adjustments” has the meaning set forth in Section 3.4(b).

“Purchase Price” has the meaning specified in Section 3.1.

“Purchased Assets” has the meaning specified in Section 2.1(a).

“Purchased Deposits” means all deposits for purchases of Rental Equipment and prepaid charges and expenses of Seller, other than any deposits or prepaid charges and expenses paid in connection with or relating to any Excluded Assets or Excluded Liabilities (including security deposits for rent or electricity associated with any Real Property Leases).

“Qualified Bid” has the meaning specified in Exhibit B.  This Agreement shall be deemed to be a Qualified Bid.

“Real Property Leases” has the meaning specified in Section 5.4.

“Reference Date” means September 30, 2009.

“Reference Date Balance Sheet” means the unaudited balance sheet of the Business as of the Reference Date which has been delivered to Buyer.

“Rental Equipment” means any and all test equipment and related Products (including Products in the following categories: Amplifiers, Analyzers, Calibrators, Cellular/Wireless Radio, Component Test, Computers/Peripherals, Counters/Timers, Dataloggers, Electrical Test, EMC, EMI Rec/Antennae, Logic Analyzers, Meters, Network Analyzers, Optical/Lightwave, Oscilloscopes, Power Meters, Power Supplies, Recorders, RF/Microwave Component, Signal Generators, Spectrum Analyzers, Telecommunication I&M, Telecommunication Lab, Video Test Equipment and Thermal Cameras), whether or not then leased or rented by Seller to a third party, that are included, or that would otherwise be included, in the Inventory.

“Rental Equipment Purchases Amount” means the total actual acquisition cost of any and all items of new or used rental equipment purchased, received and paid for in full by Seller since the Reference Date and included in the Purchased Assets; provided, however, that (i) if the total actual acquisition cost of all items of new or used rental equipment purchased during any thirty (30) day period exceeds Three Hundred Seventy-Five Thousand Dollars ($375,000) in the aggregate, then the actual acquisition cost of each such item of new or used rental equipment purchased in excess of such threshold (other than any such item of new or used rental equipment that is part of a purchase to which Buyer has consented in writing prior to such purchase) shall be excluded from the calculation of the “Rental Equipment Purchases Amount” and (ii) if the total acquisition cost of all items of new or used rental equipment purchased during the period from the Effective Date to the Closing Date exceeds One Million Dollars ($1,000,000) in the aggregate, then the actual acquisition cost of each such item of new or used rental equipment purchased in excess of such threshold (other than any such item of new or used rental equipment that is part of a purchase to which Buyer has consented in writing prior to such purchase) shall be excluded from the calculation of the “Rental Equipment Purchases Amount”.

“Rental Equipment Sales Amount” means the aggregate amount of all proceeds received by Seller from any and all sales of rental equipment since the Reference Date; provided, however, that, with respect to all such sales of rental equipment, if the aggregate net book value of all such items of rental equipment sold is greater than the aggregate amount of all proceeds received by Seller from the sale of all such items of rental equipment, then the amount of such aggregate net book value shall be used in lieu of the amount of such aggregate proceeds in calculating the “Rental Equipment Sales Amount”.

“Rental Revenues Statement” has the meaning specified in Section 5.7(b).

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Restricted Period” has the meaning specified in Section 8.7(a).

“Revolving Credit and Guaranty Agreement” means that certain Revolving Credit and Guaranty Agreement, dated July 28, 2006, among Telogy, as Borrower, eCycle, as Guarantor, the lenders party thereto, and The Bank of New York as Administrative Agent, as the same may have been amended, modified or supplemented.

“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement or a competing transaction.

“Sale Motion” means the motion, pursuant to, inter alia, sections 363 and 365 of the Bankruptcy Code, filed by Seller with the Bankruptcy Court on January 29, 2010 to obtain the entry of the Bidding Procedures Order and Sale Order.

“Sale Order” means an Order of the Bankruptcy Court in substantially the form attached hereto as Exhibit D, pursuant to, inter alia, sections 363 and 365 of the Bankruptcy Code authorizing and approving; inter alia, (a) the sale of the Purchased Assets to Buyer on the terms and conditions set forth herein free and clear of all Encumbrances, (b) the assumption and assignment to Buyer of the Assumed Agreements, and (c) Buyer’s assumption of the Assumed Liabilities.

“Seller” has the meaning specified in the preamble.

“Seller Disclosure Schedule” has the meaning specified in Article V.

“Software” means all computer software programs (whether in source code, object code, or other form) and software systems owned, licensed or used by Seller, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation, technical manuals and materials, and any licenses to use or other rights relating to the foregoing.

“Successful Bidder” has the meaning specified in the Bidding Procedures.

“Supplier Contracts” has the meaning specified in Section 5.16(b).

“Target Net Accounts Receivable Amount” means $2,081,000.

“Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means any federal, state, provincial, local, foreign or other income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, intangibles, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, natural resources, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar taxes, duty, levy or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

“Tax Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Telogy” has the meaning specified in the preamble.

“Telogy Employee Incentive Plan” has the meaning set forth in Section 9.2(h).

“Telogy International” means Telogy International, N.V., a company organized under the laws of Belgium.

“Telogy International Asset Purchase Agreement” has the meaning set forth in Section 2.2(b).

“Telogy International Transaction Documents” has the meaning set forth in Section 2.2(b).

“Term Loan and Guaranty Agreement” means that certain Term Loan and Guaranty Agreement, dated July 28, 2006, among Telogy, as Borrower, eCycle, as Guarantor, the lenders party thereto, and The Bank of New York as Administrative Agent, as the same may have been amended, modified or supplemented.

“Termination Notice” has the meaning set forth in Section 10.1(e).

“Third Party Consents” means the consents, approvals and waivers set forth on Schedule 1.3.

“Trademarks” means United States, state and foreign trademarks, service marks, logos, slogans, trade dress and trade names (including all assumed or fictitious names under which the Business is conducted), and any other indicia of source of goods and services, designs and logotypes related to the above, in any and all forms, whether registered or unregistered, and registrations and pending applications to register the foregoing (including intent to use applications), and all goodwill related to or symbolized by the foregoing.

“Trade Secrets” means, with respect to the Business, all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide Seller with advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information) and all claims and rights related thereto.

“Transfer Taxes” has the meaning specified in Section 8.1(b).

“Transferred Persons” has the meaning specified in Section 8.2(a).

“Transition Services Agreement” means the Transition Services Agreement in substantially the form attached hereto as Exhibit H.

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department pursuant to the Code.

“Unaudited Financial Statements” has the meaning specified in Section 5.7(a).

1.2.         Other Definitional and Interpretive Matters.

(a)           Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)           Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)           Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

(iii)           Exhibits/Schedules.  All Exhibits and Schedules (including the Seller Disclosure Schedule) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv)           Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)           Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi)           Herein.  The words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)          Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)         No Strict Construction.  The Parties participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II.

PURCHASE AND SALE

2.1.        Purchased Assets.

(a)           Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, and Buyer shall purchase, free and clear of all Encumbrances (other than Permitted Encumbrances), all right, title and interest of Seller in, to or under all of the properties and assets of Seller (other than the Excluded Assets) of every kind and description, wherever located, whether or not carried on the books of Seller, real, personal or mixed, tangible or intangible, owned, leased, licensed, used or held for use in or relating to the Business (herein collectively called the “Purchased Assets”), including, but not limited to, all right, title and interest of Seller in, to or under:

(i)             all Accounts Receivable;

(ii)            all inventory of the Business, including all Rental Equipment and related products, wherever located and whether held by Seller or third parties, including all raw materials, supplies, work-in-process, finished goods, packaging materials, samples and other materials included in the inventory of the Business (the “Inventory”), including the Inventory listed or described in Schedule 5.12 of the Seller Disclosure Schedule (as amended pursuant to Section 7.7) and including any and all rights to market, rent, lease, trade, refurbish and sell all such Inventory and all rights to any proceeds due to Seller from sales of such Inventory;

(iii)           all Equipment, including the Equipment (other than Rental Equipment included in the Inventory, which is covered by Section 2.1(a)(ii) above) existing on the date of this Agreement;

(iv)           all rights and claims (including any offsetting claims and rights of recoupment in favor of Seller) in, to and under the Contracts listed or described in Schedule 2.1(a)(iv) (the “Assumed Agreements”);

(v)            all Permits and pending applications therefor;

(vi)           all Intellectual Property (including all goodwill associated therewith);

(vii)          all Products, including all products in development by Seller;

(viii)         to the extent permitted by applicable law, all Documents except those (x) specifically excluded under Section 2.2(k); or (y) relating to employees of Seller who are not Transferred Persons;

(ix)           all telephone, telex and telephone facsimile numbers and other directory listings used in connection with the Business, to the extent assignable;

(x)            all Purchased Deposits and all Customer Security Deposits;

(xi)           all commercial torts and other rights, claims, causes of action, choses in action, rights in action, rights to any damages and other similar claims of Seller against any (A) current or former directors, officers, employees or independent contractors, (B) persons, whether or not subject to confidentiality or similar agreements with Seller, in each case, with respect to any actual or alleged misappropriation, theft, violation, unauthorized disclosure or similar claim relating to any Trade Secret or Confidential Information related to the Business, the Purchased Assets or the Assumed Liabilities, (C) suppliers, manufacturers, contractors or other service providers, in each case, relating to the Inventory (including each item of Rental Equipment included in the Inventory) or repair, maintenance or other services provided with respect thereto or (D) customers, in each case, relating to or arising out of any Assumed Agreement;

(xii)          all goodwill associated with the Business or the Purchased Assets;

(xiii)         any proprietary rights in Internet protocol addresses, websites, information on websites, domain names, software, accounting systems, ideas, concepts, methods, processes, formulae, models, methodologies, algorithms, reports, data, customer lists, mailing lists, business plans, market surveys, market research studies, websites, information contained on drawings and other documents, information relating to research, development or testing, and documentation and media constituting, describing or relating to the Intellectual Property, including memoranda, manuals, technical specifications and other records wherever created throughout the world; and

(xiv)         all other or additional privileges, rights and interests associated with the Purchased Assets of every kind and description and wherever located that are used or intended for use in connection with, or that are necessary to the continued operation of, the Business as presently being operated including any and all lockbox accounts into which Seller’s accounts receivable are directed or deposited and all rights and interests therein.

(b)           Notwithstanding anything to the contrary in this Agreement and unless expressly agreed to by Buyer: (i) Seller shall not reject (or make any motion to reject): (A) any Assumed Agreement or (B) during the period beginning on the Effective Date and ending on the date that is 60 days after the Closing Date, and, for so long as during such period, but after the Closing Date, Buyer is reimbursing Seller for all costs associated with the Designated Services Agreements to the extent such costs are required by, and in accordance with, the terms of the Transition Services Agreement, any Designated Service Agreement and (ii) Seller shall oppose any motion by any third party to compel assumption or rejection of (A) any Assumed Agreement or (B) during the period beginning on the Effective Date and ending on the date that is 60 days after the Closing Date, and, for so long as during such period, but after the Closing Date, Buyer is reimbursing Seller for all costs associated with the Designated Services Agreements to the extent such costs are required by, and in accordance with, the terms of the Transition Services Agreement, any Designated Service Agreement.

2.2.        Excluded Assets.

Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Buyer (or any Affiliate of Buyer, as applicable), and Seller shall retain all right, title and interest to, in and under the Excluded Assets.  For all purposes of and under this Agreement, the term “Excluded Assets” shall mean:

(a)           except for cash and cash equivalents representing Customer Security Deposits, all cash and cash equivalents (including checks, commercial paper, treasury bills, certificates of deposit and other bank deposits);

(b)           all rights of Seller or Telogy International under that certain Asset Purchase Agreement, dated as of September 21, 2009 (the “Telogy International Asset Purchase Agreement”), by and between Telogy, Telogy International and Microlease plc and all other agreements, certificates, instruments, documents and writings delivered by the parties to the Telogy International Asset Purchase Agreement in connection therewith (together with the Telogy International Asset Purchase Agreement, collectively, the “Telogy International Transaction Documents”), including any rights to proceeds, or future payments or proceeds, due to Seller or Telogy International pursuant to, arising out of or relating to the sale of assets pursuant to the Telogy International Transaction Documents;

(c)            except for all Purchased Deposits and all Customer Security Deposits, all deposits (including security deposits for rent and electricity) and prepaid charges and expenses of Seller;

(d)            all minute books, stock ledgers, corporate seals and stock certificates of Seller;

(e)            all Avoidance Actions (including the proceeds thereof);

(f)            any Contracts that are not Assumed Agreements;

(g)            any rights, claims or causes of action of Seller arising under this Agreement or the Ancillary Documents, including all right, title and interest to the Cash Consideration that becomes payable under this Agreement;

(h)            all receivables, claims or causes of action related primarily to any Excluded Asset;

(i)             all rights under insurance policies relating to claims for losses related primarily to any Excluded Asset or Excluded Liability;

(j)             any letters of credit, deposits, claims or prepaid charges and expenses paid primarily in connection with or primarily relating to any Excluded Assets or Excluded Liabilities;

(k)            all Documents primarily relating to an Excluded Asset or an Excluded Liability;

(l)             any assets of Benefit Plans;

(m)           except for the rights, claims, causes of action, choses in action, rights in action, rights to any damages and other similar claims that are identified as Purchased Assets in Section 2.1(a)(xi), all claims or causes of action of Seller against any current or former directors or officers of Seller and all of the rights of Seller and third parties under Seller’s insurance policies providing coverage for current and former directors or officers of Seller and to the proceeds thereof with respect to such claims or causes of action;

(n)           except for the rights, claims, causes of action, choses in action, rights in action, rights to any damages and other similar claims that are identified as Purchased Assets in Section 2.1(a)(xi), all claims or causes of action of Seller against any current or former Affiliate, employee, agent, attorney, consultant, financial advisor, legal representative, shareholder, partner or successor or assign of any of the foregoing Persons;

(o)           except for the rights, claims, causes of action, choses in action, rights in action, rights to any damages and other similar claims that are identified as Purchased Assets in Section 2.1(a)(xi), all commercial torts and other rights, claims, causes of action, choses-in-action, rights-in-action, rights to tender claims or demands to Seller’s insurance companies, rights to any insurance proceeds, rights under any policy of insurance or tail under which Seller is the insured, rights to any damages and other similar claims (including any rights, claims or causes of action arising out of events occurring prior to the Petition Date, relating or pursuant to any and all warranties, representations and guarantees made by suppliers, manufacturers and contractors relating to products sold, or services provided, to Seller);

(p)           Tax refunds;

(q)           the capital stock and all assets of Telogy International and eCycle;

(r)             all inter-company debt and/or either monies owed to or owing to Telogy by Telogy International or eCycle; and

(s)            all Real Property Leases, including the Real Property Lease for Seller’s premises located in Union City, California.

2.3.        Assumed Liabilities.

Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer shall execute and deliver to Seller the Assignment and Assumption Agreement pursuant to which Buyer shall assume and agree to thereafter discharge, when due (in accordance with their respective terms and subject to the respective conditions thereof), only the Liabilities of Seller (including any warranties, reserves for sales credits and adjustments or liabilities relating to Purchased Deposits) arising after the Closing Date under the Assumed Agreements to the extent such Assumed Agreements have been validly assigned to Buyer pursuant to the Sale Order (collectively the “Assumed Liabilities”) and no other Liabilities.  Notwithstanding the foregoing, for purposes of clarification, the Assumed Liabilities shall not include (a) any Liability that arises as a result of any obligation of Seller to act or refrain from acting under the Assumed Agreements prior to the Closing or any breach by Seller of any applicable contractual obligation prior to the Closing and (b) any Liability arising after the Closing Date but that accrued, or is solely attributable to benefits received, prior to the Closing.

2.4.        Excluded Liabilities.

Notwithstanding any provision in this Agreement to the contrary, neither Buyer nor any Affiliate of Buyer shall assume and neither Buyer nor any Affiliate of Buyer shall be obligated to assume or be obliged to pay, perform or otherwise discharge any Liability of Seller, and Seller shall be solely and exclusively liable with respect to all Liabilities of Seller, other than the Assumed Liabilities (collectively the “Excluded Liabilities”).  For the avoidance of doubt, the Excluded Liabilities include the following:

(a)            any Liability of Seller or its directors, officers, stockholders, bondholders, lenders or agents (acting in such capacities), arising out of, or relating to, this Agreement or the transactions contemplated by this Agreement, whether incurred prior to, at or subsequent to the Closing Date, including, without limitation, (i) any third-party debt incurred or owed by Seller or any Affiliate of Seller, (ii) any intercompany debt incurred or owed by Seller or any Affiliate of Seller, (iii) all finder’s or broker’s fees and expenses and (iv) any and all fees and expenses of any Representatives of Seller;

(b)            any Liability of Seller relating to (i) events or conditions occurring or existing in connection with, or arising out of, the Business as operated prior to the Closing Date, or (ii) the ownership, possession, use, operation or sale or other disposition prior to the Closing Date of any Purchased Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business), including any accrued Liability (including accrued expenses) attributable to benefits received in the periods (or portions thereof) prior to the Closing Date;

(c)            any Liability to any Person at any time employed or otherwise retained by Seller or their predecessors-in-interest at any time or to any such Person’s spouse, children, other dependents or beneficiaries, with respect to incidents, events, exposures or circumstances occurring at any time during the period or periods of any such Person’s employment by Seller or its predecessors-in-interest, including, without limitation, all Liabilities arising (i) under the Benefit Plans, (ii) under any employment, wage and hour restriction, equal opportunity, discrimination, plant closing or immigration and naturalization laws, (iii) under any collective bargaining laws, agreements or arrangements or (iv) in connection with any workers’ compensation or any other employee health, accident, disability or safety claims;

(d)            any Liability of Seller relating to the Purchased Assets based on events or conditions occurring or existing prior to the Closing Date and connected with, arising out of or relating to: (i) Hazardous Substances or Environmental Laws, (ii) claims relating to employee health and safety, including claims for injury, sickness, disease or death of any Person or (iii) compliance with any Legal Requirement relating to any of the foregoing prior to the Closing Date;

(e)            any Liability of Seller (i) under any Benefit Plan, or (ii) relating to any employee or independent contractor of Seller in respect of any period, including without limitation, any Liabilities relating to payments, fees, wages, bonuses, commissions, accrued vacation and severance;

(f)             any Liability of Seller for Taxes;

(g)            any Liability incurred by Seller or their respective directors, officers, stockholders, agents or employees (acting in such capacities) after the Closing Date;

(h)            any Liability of Seller to any Person on account of any Action or Proceeding, including any Proceeding set forth on Schedule 5.9 of the Seller Disclosure Schedule;

(i)             any Liability of Seller relating to or arising out of the ownership or operation of an Excluded Asset;

(j)             all of the Cure Costs;

(k)            any Liability of Seller arising prior to the Closing Date under any Contract (other than the Assumed Liabilities);

(l)             any Liability of Seller relating to or arising under any Real Property Lease, including the Real Property Lease for Seller’s premises located in Union City, California;

(m)           any Transfer Tax; and

(n)           any Liability of Seller or Telogy International under any of the  Telogy International Transaction Documents, including any Liability pursuant to, arising out of or relating to the sale of assets pursuant to the Telogy International Transaction Documents.

2.5.        Assignments; Cure Amounts.

On the Closing Date, Seller shall assume each Assumed Agreement and assign each such Assumed Agreement to Buyer, pursuant to Section 365 of the Bankruptcy Code and the Sale Order.  In connection with such assumption and assignment, Seller shall cure all monetary and non-monetary defaults under each such Assumed Agreement to the extent required by Section 365(b) of the Bankruptcy Code for Seller to assume and assign each Assumed Agreement.  The costs of cure required for Seller to assume and assign each Assumed Agreement under Section 365 of the Bankruptcy Code (the “Cure Costs”) shall be an amount reasonably determined by Seller based upon its books and records; provided, however, that if any non-debtor party to such Assumed Agreement disputes such amount, the Cure Costs for such Assumed Agreement shall be the amount determined by the Bankruptcy Court at the Sale Hearing.

Notwithstanding anything to the contrary in this Agreement, in the case of licenses, certificates, approvals, authorizations, Contracts and other assets included in the Purchased Assets (a) that cannot be transferred or assigned effectively without the consent of third parties, which consent has not been obtained prior to the Closing (after giving effect to the Sale Order and the Bankruptcy Code), Seller shall, subject to the Orders of the Bankruptcy Court and the terms set forth in Section 7.2, use its commercially reasonable efforts, at the sole cost and expense of Seller, to obtain such consent and, if any such consent is not obtained, Seller shall, during the six-month period following Closing, subject to the Orders of the Bankruptcy Court, reasonably cooperate with Buyer and, at the sole cost and expense of Seller, provide to Buyer all of the benefits of each such non-assignable asset as if such non-assignable asset had been fully transferred and assigned to Buyer, or (b) that are otherwise not transferable or assignable (after giving effect to the Sale Order and the Bankruptcy Code), Seller shall, during the three-month period following Closing, and subject to the Orders of the Bankruptcy Court, reasonably cooperate with Buyer, at the sole cost and expense of Seller, to provide to Buyer all of the benefits of each such non-assignable asset as if such non-assignable asset had been fully transferred and assigned to Buyer (including the exercise of the rights of Seller thereunder as may be directed by Buyer).

2.6.        Further Assurances.

(a)           At the Closing, and at all times thereafter as may be necessary, Seller and Buyer shall execute and deliver such other instruments of transfer as shall be reasonably necessary to vest in Buyer title to the Purchased Assets free and clear of all Encumbrances, and such other instruments as shall be reasonably necessary to evidence the assignment by Seller and the assumption by Buyer or its designee of the Assumed Liabilities, including the Assumed Agreements.  Seller and Buyer shall cooperate with one another to execute and deliver such other documents and instruments as may be reasonably required to carryout the transactions contemplated hereby.

(b)           At the Closing, and at all times thereafter as may be necessary, Seller shall, at the reasonable request of Buyer, execute, deliver, and file, or cause to be executed, delivered, and filed, such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably request, in order to more effectively consummate the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Intellectual Property included in the Purchased Assets, including, without limitation, executing, filing, and recording, with all appropriate intellectual property registration authorities and other relevant entities, all assignment instruments and other filings that are necessary to correctly record the prior chain of title with respect to ownership of the Intellectual Property included in the Purchased Assets.

ARTICLE III.

PURCHASE PRICE

3.1.        Purchase Price.

Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the Parties set forth herein, the purchase price to be paid by Buyer in consideration for the sale, transfer, assignment, conveyance and delivery by Seller to Buyer of the Purchased Assets shall consist of (a) an amount in cash equal to Twenty-Six Million Seven Hundred and Eight Thousand Dollars ($26,708,000), which amount is subject to adjustment pursuant to Section 3.4 and which shall be applied to the reduction of Seller’s outstanding Liabilities under the Existing Credit Facilities (the “Cash Consideration”), and (b) the assumption by Buyer of the Assumed Liabilities ((a) and (b) collectively, the “Purchase Price”); provided, however, that, the Cash Consideration shall be reduced by an amount up to $110,000, if, and to the extent that, the Telogy Employee Incentive Plan or similar incentive plan with similar payment triggers, in each case, as such pertains to, and solely with respect to, the employees identified on Schedule 9.2(h), is not approved by the Bankruptcy Court (including approval, if necessary, of the amounts that may become payable to such employees under such plan) on or prior to the Closing Date.

3.2.        Closing Date Payment.

At the Closing, Buyer shall pay to the Agent, by wire transfer of immediately available funds to the account(s) designated by the Agent, the Closing Date Payment.

3.3.        Allocation of Purchase Price.

Within ninety (90) days after all of the adjustments to the Purchase Price pursuant to Section 3.4 have been completed, Buyer shall provide to Seller for Seller’s review and approval (which approval shall not be unreasonably withheld) a proposed allocation schedule allocating the Purchase Price, including the Assumed Liabilities that are liabilities for federal income Tax purposes, among the Purchased Assets (the “Allocation Schedule”).  All allocations made pursuant to this Section 3.3 shall be made in accordance with the requirements of Section 1060 of the Code and the regulations thereunder.  Buyer and Seller will each file IRS Form 8594, and all Tax Returns, in accordance with the allocations made pursuant to the terms of this Section 3.3.  Seller agrees that, following its approval of the Allocation Schedule (which approval shall not be unreasonably withheld), Seller shall sign the Allocation Schedule and return an executed copy thereof to Buyer, it being understood and agreed that on or before the twentieth (20th) Business Day following Seller’s receipt of the Allocation Schedule from Buyer as herein provided, Seller shall either deliver an executed copy thereof to Buyer or, in the event that Seller shall have objections to all or any portion of the Allocation Schedule, Seller shall deliver to Buyer a written objection to such Allocation Schedule, which written objection shall set forth in reasonable detail the basis for the objections of Seller thereto.  In the event that Seller shall deliver a written objection to the Allocation Schedule, Buyer and Seller shall thereafter work in good faith to resolve any and all objections set forth therein, and upon the resolution of all such objections, Buyer and Seller shall execute and deliver to the other party or parties a signed copy of such agreed upon Allocation Schedule.  Neither Buyer, on the one hand, nor Seller, on the other hand, shall take a position before any Tax Authority or in any judicial proceeding that is in any manner inconsistent with such allocation without the written consent of the other party or unless specifically required pursuant to a determination by an applicable Tax Authority.  Buyer, on the one hand, and Seller, on the other hand, each agree to (a) provide the other promptly with any other information required to complete IRS Form 8594 and (b) promptly advise the other of the existence of any tax audit, controversy or litigation related to any allocation hereunder.

3.4.        Purchase Price Adjustments.

(a)           Closing Date Purchase Price Adjustments.  On or before the third (3rd) Business Day prior to the Closing Date, Seller shall, in good faith, prepare and deliver to Buyer (i) an estimated statement of the Net Accounts Receivable Amount as of the open of business on the Closing Date consistent with Seller’s past practices, using Seller’s then available financial information as of such date (the “Estimated Net Accounts Receivable Amount” and such statement, the “Estimated Net Accounts Receivable Amount Statement”), (ii) an estimated statement of the Rental Equipment Sales Amount (the “Estimated Rental Equipment Sales Amount” and such statement, the “Estimated Rental Equipment Sales Amount Statement”) and (iii) an estimated statement of the Rental Equipment Purchases Amount (the “Estimated Rental Equipment Purchases Amount” and such statement, the “Estimated Rental Equipment Purchases Amount Statement”, together with the Estimated Net Accounts Receivable Amount Statement and the Estimated Rental Equipment Sales Amount Statement, collectively, the “Estimated Adjustment Statements”).  Seller shall provide Buyer with such working papers and other information supporting their reasonable, good faith determination of the Estimated Net Accounts Receivable Amount, the Estimated Rental Equipment Sales Amount and the Estimated Rental Equipment Purchases Amount.  The Cash Consideration shall be: (A) (i) decreased on a dollar for dollar basis by the amount by which the Estimated Net Accounts Receivable Amount (as reflected in the Estimated Net Accounts Receivable Amount Statement) is less than the Target Net Accounts Receivable Amount and (ii) increased on a dollar for dollar basis by the amount by which the Estimated Net Accounts Receivable Amount (as reflected in the Estimated Net Accounts Receivable Amount Statement) is greater than the Target Net Accounts Receivable Amount, (B) decreased on a dollar for dollar basis by the Estimated Rental Equipment Sales Amount (as reflected in the Estimated Rental Equipment Sales Amount Statement) and (C) increased on a dollar for dollar basis by the Estimated Rental Equipment Purchases Amount (as reflected in the Estimated Rental Equipment Purchases Amount Statement).  Notwithstanding the foregoing, if, after taking into account all of the adjustments to the Cash Consideration made pursuant to the previous sentence, the Cash Consideration would be increased by an amount greater than $1,000,000, then prior to making such adjustments Buyer shall have an opportunity to review and accept the Estimated Adjustment Statements (such acceptance not to be unreasonably withheld) and Buyer and Seller shall work in good faith to resolve any disputes or questions relating to the Estimated Adjustment Statements delivered by Seller prior to the Closing.

(b)           Post-Closing Determination of Purchase Price Adjustments.  Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller (i) a proposed final statement setting forth the Net Accounts Receivable Amount as of the open of business on the Closing Date (the “Final Net Accounts Receivable Amount” and such statement, the “Final Net Accounts Receivable Amount Statement”), (ii) a proposed final statement setting forth the Rental Equipment Sales Amount (the “Final Rental Equipment Sales Amount” and such statement, the “Final Rental Equipment Sales Amount Statement”) and (iii) a proposed final statement setting forth the Rental Equipment Purchases Amount (the “Final Rental Equipment Purchases Amount” and such statement the “Final Rental Equipment Purchases Amount Statement”).

(i)           Not later than thirty (30) calendar days after receipt of the Final Net Accounts Receivable Amount Statement, the Final Rental Equipment Sales Amount Statement and/or the Final Rental Equipment Purchases Amount Statement, as applicable, Seller shall either (A) notify Buyer in writing of its acceptance of such statement or (B) provide Buyer with a list of those items in such statement to which Seller takes exception, specifying the nature of the objection and the basis therefor, and Seller’s proposed adjustments (collectively, the “Proposed Adjustments”).  If Seller (A) notifies Buyer in writing of its acceptance of such statement or (B) fails to deliver to Buyer the Proposed Adjustments within thirty (30) calendar days following receipt of such statement, Seller shall be deemed to have accepted such statement for the purposes of any Cash Consideration adjustment under Section 3.4(c) hereof.

(ii)           Not later than thirty (30) calendar days after receipt of any Proposed Adjustments, Buyer shall (A) notify Seller in writing of its acceptance of such Proposed Adjustments or (B) provide Seller with a written notice of objections to the Proposed Adjustments.  If Buyer fails to provide a notice of objections to any Proposed Adjustments within such thirty-day period, Buyer shall be deemed to have accepted the Proposed Adjustments for the purposes of any Cash Consideration adjustment under Section 3.4(c) hereof.  If Buyer gives Seller written notice of objections to the Proposed Adjustments, and if Seller and Buyer are unable, within fifteen (15) calendar days after receipt by Seller of the written notice by Buyer of objections, to resolve the disputed exceptions, such disputed exceptions, together with a written summary of the present dispute prepared by each party and a good faith proposal as to what the final determination should be, will be referred to a nationally recognized firm of independent certified public accountants mutually acceptable to Buyer and Seller (an “Independent Accounting Firm”) within fifteen (15) calendar days thereafter.  Such Independent Accounting Firm shall, within forty-five (45) days following its selection, deliver to Buyer and Seller a written report based solely on written submissions by Buyer and Seller, and not by independent review, determining such disputed exceptions, and its determinations will be conclusive and binding upon the Parties for the purposes of any Cash Consideration adjustment under Section 3.4(c) hereof.  To the extent appropriate, the determinations of the Independent Accounting Firm shall be made and articulated in accordance with GAAP consistently applied with Seller’s past practices.  The fees and disbursements of the Independent Accounting Firm shall be shared equally by Buyer and Seller.

(iii)           During any period of dispute with respect to the application of this Section 3.4(b), Buyer, on the one hand, and Seller, on the other hand, shall provide the other Party and/or their Representatives with access to the books, records, facilities and employees of the Business reasonably related to the dispute, and shall cooperate with the other Party to the extent reasonably requested by such other Party to investigate the basis for such dispute.

(c)           Post-Closing Purchase Price Adjustment.  Within three (3) business days following the preparation or computation and final determination, pursuant to Section 3.4(b) hereof, of the Final Net Accounts Receivable Amount, the Final Rental Equipment Sales Amount and/or the Final Rental Equipment Purchases Amount, as applicable, and based upon such final determinations, if (i) the Final Net Accounts Receivable Amount is less than the Estimated Net Accounts Receivable Amount, an amount equal to such deficiency shall be paid to Buyer by Seller, (ii) the Final Net Accounts Receivable Amount is greater than the Estimated Net Accounts Receivable Amount, an amount in cash equal to such excess shall be paid to Seller by Buyer in accordance with this Section 3.4(c), (iii) the Final Rental Equipment Sales Amount is less than the Estimated Rental Equipment Sales Amount, an amount in cash equal to such deficiency shall be paid to Seller by Buyer in accordance with this Section 3.4(c), (iv) the Final Rental Equipment Sales Amount is greater than the Estimated Rental Equipment Sales Amount, an amount equal to such excess shall be paid to Buyer by Seller, (v) the Final Rental Equipment Purchases Amount is less than the Estimated Rental Equipment Purchases Amount, an amount equal to such deficiency shall be paid to Buyer by Seller and (vi) the Final Rental Equipment Purchases Amount is greater than the Estimated Rental Equipment Purchases Amount, an amount in cash equal to such excess shall be paid to Seller by Buyer in accordance with this Section 3.4(c).  Any amounts owed by Buyer to Seller or by Seller to Buyer, as applicable, pursuant to the previous sentence shall be paid in cash by wire transfer of immediately available funds to the account(s) designated by Seller or Buyer, as applicable.

ARTICLE IV.

CLOSING

4.1.         Closing Date.

Upon the terms and subject to the satisfaction of the conditions contained in Article IX (or the waiver thereof by the Party entitled to waive the condition), the closing of the sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated hereby (the “Closing”) shall take place at a mutually agreed upon location and time no later than the third Business Day following the date on which the conditions set forth in Article IX have been satisfied or waived (other than the conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place or time as Buyer and Seller may mutually agree.  The date and time at which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

4.2.         Buyer’s Additional Deliveries.

At or prior to the Closing, Buyer shall deliver to Seller:

(a)           a copy of Buyer’s articles of incorporation and by-laws as in effect on the Closing Date;

(b)          a copy of Buyer’s certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of California;

(c)           a certificate of an authorized officer of Buyer, dated the Closing Date as to (i) Buyer’s authorization to execute and perform its obligations under this Agreement and the Ancillary Documents to which Buyer is a party and (ii) incumbency and signatures of an officer of Buyer executing this Agreement and such Ancillary Documents;

(d)           the Assignment and Assumption Agreement and each other Ancillary Document to which Buyer is a party, in each case duly executed by Buyer;

(e)           the certificates required to be delivered pursuant to Sections 9.3(a) and 9.3(b); and

(f)            the Transition Services Agreement, duly executed by Buyer.

4.3.         Seller’s Deliveries.

At or prior to the Closing, Seller shall deliver to Buyer:

(a)           the Bill of Sale and the Assignment and Assumption Agreement and each other Ancillary Document to which Seller is a party, in each case duly executed by Seller;

(b)           instruments of assignment of the Trademarks (the “Assignment of Trademarks”) and Domain Names (the “Assignment of Domain Names”) that are owned by Seller and included in the Purchased Assets, if any, duly executed by Seller, as required, in form for recordation with the appropriate Governmental Authorities, in substantially the form attached hereto as Exhibits F and G, respectively, and any other assignments or instruments with respect to any Intellectual Property included in the Purchased Assets for which an assignment or instrument is required to assign, transfer and convey such assets to Buyer;

(c)           a certified copy of the Sale Order;

(d)           the officer’s certificate required to be delivered pursuant to Sections 9.2(a), 9.2(b), 9.3(e) and 9.3(f);

(e)           certificate executed by Seller, in the form prescribed under Treasury Regulation Section 1.1445-2(b), that Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code;

(f)           a certificate of an authorized officer of Seller, dated the Closing Date as to (i) Seller’s authorization to execute and perform its obligations under this Agreement and the Ancillary Documents to which Seller is a party and (ii) incumbency and signatures of an officer of Seller executing this Agreement and such Ancillary Documents;

(g)           originals (or, to the extent originals are not available, true and complete executed copies) of all of the Assumed Agreements (together with any and all amendments, supplements or modifications thereto);

(h)          all Documents except those (i) specifically excluded under Section 2.2(k) or (ii) relating to employees of Seller who are not Transferred Persons;

(i)            evidence of receipt of all Third Party Consents to the extent such Third Party Consents are not provided for or satisfied by the Sale Order;

(j)            the Transition Services Agreement, duly executed by Seller;

(k)           the Closing Inventory Schedule required to be delivered by Seller pursuant to Section 7.7; and

(l)            the Closing Monthly Rental Billing Rate Schedule required to be delivered by Seller pursuant to Section 7.8.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, except as specifically set forth on Schedule 5 (the “Seller Disclosure Schedule”) attached to this Agreement (the parts of which are numbered to correspond to the individual Section numbers of this Article V), Seller represents and warrants to Buyer and agrees as follows:

5.1.         Organization of Seller.

Seller is an entity duly organized, validly existing and, as of the date of this Agreement, in good standing under the laws of the jurisdiction of its organization.  Seller is in good standing in each of the jurisdictions in which the ownership or leasing of its properties or the conduct of its businesses requires such qualification, except where failure to so qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect.  Seller has full corporate power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Business as now conducted.

5.2.         Subsidiaries and Investments.

Seller does not, directly or indirectly, own, of record or beneficially, any outstanding voting securities, membership interests or other equity interests in any Person, other than equity interests of eCycle and Telogy International.  Neither eCycle nor Telogy International owns any assets used in connection with the Business.

5.3.         Authority of Seller.

(a)           Seller has full power and authority to execute, deliver and, subject to the entry of the Sale Order, perform its obligations under this Agreement and each of the Ancillary Documents to which Seller is a party.  The execution, delivery and performance of this Agreement and such Ancillary Documents by Seller has been duly authorized and approved by Seller’s board of directors (or similar governing body) and, subject to the entry of the Sale Order, does not require any authorization or consent of Seller’s shareholders or members that has not been obtained.  This Agreement has been duly authorized, executed and delivered by Seller and, subject to the entry of the Sale Order, is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, and each of the Ancillary Documents to which Seller is a party has been duly authorized by Seller and upon execution and delivery by Seller and subject to the entry of the Sale Order, will be a legal, valid and binding obligation of Seller enforceable in accordance with its terms.

(b)           After giving effect to the Sale Order, neither the execution and delivery of this Agreement or any of the Ancillary Documents by Seller or the consummation by Seller of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Seller will, with or without notice or lapse of time, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default or an event of default, or trigger the acceleration of any Liability or obligation or any payment, under (1) any charter (or similar governing instrument) or by-laws (or similar governing document) of Seller or (2) in any material respect (A) any Permits, (B) any Order to which Seller is bound or any Purchased Asset is subject, (C) any Legal Requirement affecting Seller or the Purchased Assets, or (D) any Contract or Real Property Lease to which Seller is a party or otherwise bound.

5.4.         Real Property.

Schedule 5.4 of the Seller Disclosure Schedule lists as of the Effective Date, all leases or other occupancy agreements (collectively, the “Real Property Leases”) of real property used in connection with the Business (the “Leased Real Property”).  Seller has provided true, complete and correct copies of the Leases to Buyer, including any amendments thereto.  Seller does not currently own nor has it ever owned, since its respective inception, any real property.

5.5.         Title to Purchased Assets.

Seller has good and valid title to, are the exclusive legal and equitable owners of, and have, subject to the entry of the Sale Order, the power and right to sell, assign and deliver the Purchased Assets and all interests therein.  Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.3, and subject to the entry of the Sale Order and terms and conditions thereof, Buyer will acquire exclusive, good and valid title to, or, in the case of any Purchased Asset that is leased or licensed by Seller, a valid leasehold or licensed interest in, all of the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

5.6.         Sufficiency of Assets; Condition of Assets.

(a)           The Purchased Assets are sufficient to permit Buyer to carry on and conduct the Business substantially in the manner in, and to the extent to, which it is presently conducted in compliance with all Legal Requirements.

(b)           Except as set forth in Schedule 5.6(b) of the Seller Disclosure Schedule, all Purchased Assets are (i) in good operating condition and repair, ordinary wear and tear excepted; (ii) suitable and adequate for use in the manner in which they are presently being used; and (iii) free of material defects (latent and patent).

5.7.         Financial Statements.

(a)           Schedule 5.7(a) of the Seller Disclosure Schedule contains true and complete copies of (a) the audited consolidated balance sheets of Seller as of December 31, 2008 and 2007 and the related audited consolidated statements of operations and cash flows for the years ended December 31, 2008 and December 31, 2007 (collectively, the “Annual Audited Financial Statements”), and (b) the unaudited consolidated balance sheet of Seller as of September 30, 2009 (collectively, the “Unaudited Financial Statements” and together with the Annual Audited Financial Statements, collectively, the “Financial Statements”).  The Annual Audited Financial Statements were prepared in accordance with GAAP consistently applied and maintained throughout the period indicated (except as otherwise set forth therein) and in accordance with and consistent with Seller’s books and records, and fairly present in all material respects the financial position, results of operations and cash flows of Seller as of the dates thereof and the periods covered thereby.  The Unaudited Financial Statements were prepared in accordance with GAAP (subject to normal, recurring year end adjustments, the effect of which are not material in nature, and except for the omission of certain footnotes and other presentation items required by GAAP) consistently applied and maintained throughout the periods indicated, and in accordance with and consistent with Seller’s books and records, and fairly present in all material respects the financial position, results of operations and cash flows of Seller as of the date thereof and for the period covered thereby.

(b)           Schedule 5.7(b) of the Seller Disclosure Schedule sets forth an accurate and complete statement of the revenues of the Business from the rental of Rental Equipment, broken down by customer, for each month from the period beginning on January 1, 2007 through December 31, 2009 (the “Rental Revenues Statement”).  The Rental Revenues Statement has been prepared on a consistent basis throughout the periods presented and are consistent with each other.  The Rental Revenues Statement fairly and accurately present the revenues of the Business from the rental of Rental Equipment for the periods indicated therein.

5.8.         No Finder.

Seller has engaged the firm of Broadpoint Capital, Inc. to assist it in connection with the matters contemplated by this Agreement and will be responsible for the fees and expenses of such firm.  Other than as described in the preceding sentence, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Seller or any of its respective Affiliates.

5.9.        Legal Proceedings.  Except for any Encumbrances that will be resolved, eliminated from the Purchased Assets, or discharged pursuant to the Sale Order and Permitted Encumbrances:

(a)           except as set forth in Schedule 5.9 of the Seller Disclosure Schedule and other than the Bankruptcy Case, there is no Proceeding pending or threatened against, relating to or affecting Seller with respect to the Business or any of the Purchased Assets; and

(b)          except for Orders of the Bankruptcy Court, there are no Orders outstanding against Seller.

5.10.       Absence of Changes.  Since the Reference Date, (a) Seller has conducted the Business in the ordinary course of business; (b) no event or circumstance has occurred that could reasonably have a Material Adverse Effect; (c) Seller has not taken any action, agreed to take any action, or omitted to take any action that would constitute a breach of Section 7.4 if such action or omission were taken between the date of this Agreement and the Closing Date; and (d) except as set forth in Schedule 5.10 of the Seller Disclosure Schedule, as of the Determination Date, Seller has not sold, nor entered into any contract or commitment to sell, any Rental Equipment.

5.11.       Accounts Receivable.  Schedule 5.11 of the Seller Disclosure Schedule sets forth an accurate and complete list of all Accounts Receivable existing as of the Determination Date.  Each Account Receivable (a) is, and upon the Closing will be, a valid and legally binding obligation of the account debtor enforceable in accordance with its terms, free and clear of all Encumbrances, and not subject to setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses, and conditions precedent, (b) is, and upon the Closing will be, a true and correct statement of the account for merchandise actually sold and delivered to, or for services actually performed for and accepted by, such account debtor and (c) is, and upon the Closing will be, collectible, subject to any allowance for doubtful accounts (which doubtful accounts shall mean Accounts Receivable that are then greater than 90 days past due).

5.12.       Inventory.  Schedule 5.12 of the Seller Disclosure Schedule sets forth an accurate and complete list of the Inventory (including each item of Rental Equipment included in the Inventory) as of the Determination Date indicating (a) the invoice date with respect to, and the Original Acquisition Cost of, each such item of Inventory, (b) whether each item of Rental Equipment included in the Inventory is in repair status or otherwise, and (c) the OEM (Original Equipment Manufacturer) and complete model number of each item of Rental Equipment included in the Inventory.  Upon delivery of the Closing Inventory Schedule required to be delivered by Seller pursuant to Section 7.7, the Closing Inventory Schedule will set forth an accurate and complete list of the Inventory (including each item of Rental Equipment included in the Inventory) as of the Closing Date indicating (a) the invoice date with respect to, and the Original Acquisition Cost of, each such item of Inventory, (b) whether each item of Rental Equipment included in the Inventory is in repair status or otherwise, and (c) the OEM (Original Equipment Manufacturer) and complete model number of each item of Rental Equipment included in the Inventory.  Except as set forth on Schedule 5.12 of the Seller Disclosure Schedule, all of the items in the Inventory are (a) valued on the Financial Statements at Original Acquisition Cost in accordance with GAAP and, (b) in all material respects, of good and merchantable quality, fit for the purpose for which they are intended, and are in a condition that is rentable, leasable, saleable and useable in the ordinary course of business and (c) free of defects and damage (other than ordinary wear and tear).  Upon delivery of the Closing Monthly Rental Billing Rate Schedule required to be delivered by Seller pursuant to Section 7.8, the Closing Monthly Rental Billing Rate Schedule will set forth an accurate calculation of the total sum of the Monthly Rental Billing Rate Amount of all items of Rental Equipment included in the Inventory at the Closing that are then on rent to customers under a month-to-month (MTM) arrangement, an operating lease (OLP) arrangement or a TTS (equity option) arrangement.

5.13.      Business Contracts.  Schedule 5.13 of the Seller Disclosure Schedule sets forth an accurate and complete list of all Contracts (other than the Customer Contracts and the Supplier Contracts, which are covered by Schedule 5.16 of the Seller Disclosure Schedule) to which Seller is party that are necessary for Seller to conduct the Business in the manner in which such Business is currently being conducted (collectively, the “Business Contracts”).  Seller has made available to Buyer and its Representatives prior to the Effective Date true and complete executed copies of all Business Contracts, including all amendments, supplements, modifications and waivers thereof.  Each Assumed Agreement is valid and in full force and effect, and is enforceable by Seller in accordance with its terms.  As of the date hereof, neither Seller nor, to the Knowledge of Seller, any counterparty to each Business Contract is in material default thereunder, and no party has notified Seller that it is in default, under any Business Contract.  As of the date hereof, Seller has not waived any of its rights, defenses, setoffs or rights of recoupment under any Assumed Agreement, except as explicitly set forth in such Assumed Agreement.

5.14.      Insurance.  Schedule 5.14 of the Seller Disclosure Schedule sets forth an accurate and complete list of all insurance policies, self-insurance arrangements and fidelity bonds, currently in effect, that insure the Business and/or the Purchased Assets (collectively, the “Insurance Policies”).  Seller has made available to Buyer and its Representatives prior to the Effective Date true, correct and complete copies of all Insurance Policies.  Each Insurance Policy is valid, binding, and in full force and effect.  Seller has not received any notice of cancellation or non-renewal of any Insurance Policy.

5.15.      Intellectual Property.

(a)           Schedule 5.15 of the Seller Disclosure Schedule lists (i) all registered Intellectual Property and any applications to register Intellectual Property and (ii) all unregistered trademarks, trade names and service marks that are material to the conduct of the Business, specifying in each case whether such item is owned or controlled by or for, licensed (exclusively or nonexclusively) to, or otherwise held by or for the benefit of Seller.  Schedule 5.15 of the Seller Disclosure Schedule further identifies each material license, sublicense, agreement, or other permission that Seller has granted to, or has been granted by, any Person, with respect to any item of Intellectual Property.

(b)           Each item of Intellectual Property listed in Schedule 5.15 of the Seller Disclosure Schedule is valid, subsisting and in full force and effect and has not been abandoned or passed into the public domain.  To the Knowledge of Seller, there are no facts that (i) would render any Intellectual Property invalid or unenforceable, or (ii) would, in any material respect, adversely affect or impede the ability of Seller, prior to the Closing, or Buyer, following the Closing, to use any Intellectual Property in the conduct of the Business.

(c)           The Intellectual Property listed in Schedule 5.15 of the Seller Disclosure Schedule constitutes all the material Intellectual Property Rights used in the conduct of the Business as it is currently conducted.

(d)           Each item of Intellectual Property listed in Schedule 5.15 of the Seller Disclosure Schedule either (i) is exclusively owned by Seller; was written and created by employees or third party consultants or contractors of Seller acting within the scope of their employment all of which employees and third party consultants or contractors have validly and irrevocably assigned all of their rights, including the Intellectual Property Rights therein, to Seller; and no third party owns or has any rights to any such Intellectual Property, or (ii) is duly and validly licensed to Seller for use in the manner currently used in the conduct of the Business.  Seller has not granted any exclusive license of or right to use, any Intellectual Property to any Person.

(e)           Seller has taken all necessary action to maintain and protect (i) the Intellectual Property, and (ii) the secrecy, confidentiality, value and Seller’s rights in the Confidential Information and Trade Secrets of Seller and those provided by any Person to Seller, including by having and enforcing a policy requiring all current and former employees, consultants and contractors of Seller to execute appropriate confidentiality and assignment agreements.  To the Knowledge of Seller, there has been no violation or unauthorized disclosure of any Trade Secret or Confidential Information related to the Business, the Purchased Assets or the Assumed Liabilities.  Individuals who have had access to such Trade Secrets and Confidential Information have signed a confidentiality agreement with respect thereto and/or are otherwise subject to confidentiality obligations to Seller.

(f)           To the Knowledge of Seller, the operation of the Business as it is currently conducted does not infringe or misappropriate any Intellectual Property Rights of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction.  Seller has not received written notice from any Person claiming that the operation of the Business or any Rental Equipment infringes or misappropriates any Intellectual Property Rights of any Person (including any right of privacy or publicity), or defames or libels any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor, to the Knowledge of Seller, is there any basis therefor).  To the Knowledge of Seller, no Person is infringing or misappropriating any Intellectual Property.

5.16.      Customers and Suppliers.

(a)           Customers.  Schedule 5.16(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Contracts with customers of the Business by or on behalf of Seller (collectively, the “Customer Contracts”).

(b)           Suppliers.  Schedule 5.16(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Contracts entered into with suppliers by or on behalf of Seller (collectively, the “Supplier Contracts”).

(c)           Except as set forth on Schedule 5.16(c) of the Seller Disclosure Schedule, as of the date hereof, Seller has not entered into any Contract under which Seller is restricted from renting, leasing, purchasing, trading, refurbishing, remarketing and/or reselling of the Rental Equipment to any class of customers, in any geographic area, during any period of time or in any segment of the market.  There is no purchase commitment which provides that any supplier will be the exclusive supplier of the Business.  There is no purchase commitment requiring Seller to purchase the entire output of a supplier.

(d)           Seller has not received any written notice or otherwise has any knowledge, that any current customer, supplier or distributor may cease dealing with Seller, or may otherwise materially reduce the volume of business transacted by such Person with Seller.  Except as set forth on Schedule 5.16(d) of the Seller Disclosure Schedule, Seller has no knowledge of any fact, condition or event which may, by itself or in the aggregate, adversely affect its relationship with any such Person.  Since the Reference Date, there has been no material cancellation of backlogged orders in excess of the average rate of cancellation prior to such date.

(e)           Neither Seller nor, to the Knowledge of Seller, any of its respective officers or employees has directly or indirectly given or agreed to give any rebate, gift or similar benefit to any customer, supplier, distributor, broker, governmental employee or other Person, who was, is or may be in a position to help or hinder the Business (or assist in connection with any actual or proposed transaction), in each case, which could subject Seller (or Buyer after consummation of the transactions contemplated by this Agreement) to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

5.17.      Compliance with Laws.  Seller is in compliance, in all material respects, with each Legal Requirement that is applicable to Seller or any of the Purchased Assets or the Business, and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure to comply with, any such Legal Requirement, in each case, other than such violations that may result from the performance of this Agreement or the Filing.  Seller has not received any written notice from any third party regarding any actual, alleged or potential violation of any Legal Requirement.

5.18.      Warranties.  All products rented, leased, traded, remarketed, resold or delivered by Seller and any services rendered by Seller has been in, in all material respects, conformity with all applicable contractual commitments and all expressed or implied warranties.

5.19.      Product Liability.

(a)           There are no, and within the last twelve (12) months there have not been any, actions, claims or, to the Knowledge of Seller, threats thereof related to product liability against or involving Seller or any Rental Equipment and no such actions, claims or, to the Knowledge of Seller, threats have been settled, adjudicated or otherwise disposed of within the last twelve (12) months.

(b)           Seller does not manufacture, and has not ever manufactured, Rental Equipment.  The Rental Equipment is standard in the Business’ industry (i.e. “off the shelf”), except for occasional Rental Equipment that have been customized, based upon customer specifications, to meet customer needs.

(c)           As of the date hereof, Seller has not received any written notices of customer product liability claims regarding Seller’s lease, rental, sale or delivery of Rental Equipment or other performance of services.

  5.20.    Taxes.

(a)           Seller has filed all Tax Returns that any Tax Authority has required Seller to file.  All Taxes shown to be payable on such Tax Returns have been paid in full, other than Taxes for which adequate accruals have been provided in the Reference Date Balance Sheet.  Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.  To the Knowledge of Seller, there are no liens for Taxes on the properties of Seller, other than liens for Taxes not yet due and payable.

(b)           Schedule 5.20 of the Seller Disclosure Schedule indicates those Tax Returns that currently are subject of audit.

(c)           None of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

5.21.   Disclaimer.

SUBJECT ONLY TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE V AND THE SELLER DISCLOSURE SCHEDULE, BUYER IS ACQUIRING THE PURCHASED ASSETS “AS-IS, WHERE –IS AND WITH ALL FAULTS”, AND SELLER DOES NOT MAKE (AND SELLER EXPRESSLY DISCLAIMS) ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PURCHASED ASSETS OR THE BUSINESS, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and agrees as follows:

6.1.         Organization of Buyer.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  Buyer has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

6.2.         Authority of Buyer.

(a)          Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all of the Ancillary Documents to which it is a party.  The execution, delivery and performance of this Agreement and such Ancillary Documents by Buyer have been duly authorized and approved by Buyer’s directors and do not require any further authorization or consent of Buyer or its managers or members.  This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, and each Ancillary Document to which Buyer is a party has been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as (i) enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses.

(b)          Neither the execution and delivery of this Agreement or any of such Ancillary Documents or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i)           conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, or an event of default under (1) Buyer’s articles of incorporation and by-laws, (2) any Order to which Buyer is a party or by which it is bound or (3) any Legal Requirement affecting Buyer; or

(ii)           require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person, other than filings with the Bankruptcy Court or anti-trust or competition laws.

6.3.         No Finder.

Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement for which Seller is or will become liable, and Buyer shall hold harmless and indemnify Seller from any claims with respect to any such fees or commissions.

6.4.         Financing.

Buyer has available to it and, as of the Closing Date will have available to it, all funds necessary to pay the Cash Consideration.

ARTICLE VII.

ACTIONS PRIOR TO THE CLOSING DATE

The Parties covenant and agree to take the following actions between the Effective Date and the earlier of the termination of this Agreement in accordance with its terms and the Closing Date:

7.1.         Investigation of the Business by Buyer.

(a)          Seller shall afford Buyer’s authorized Representatives reasonable access during normal business hours to the offices, properties, key employees, outside accountants, agreements and other documentation and financial records (including computer files, retrieval programs and similar documentation) with respect to the Business, the Purchased Assets and the Assumed Liabilities to the extent Buyer reasonably deems necessary, and shall permit Buyer and its authorized Representatives to make copies of such materials.  Seller shall permit Buyer to inspect the Rental Equipment and other Inventory located at Seller’s warehouse located in Union City, California during normal business hours and shall reasonably cooperate with and assist Buyer in connection with such inspection.  Seller shall furnish to Buyer or its authorized Representatives such additional information concerning the Purchased Assets, the Business and the Assumed Liabilities as shall be reasonably requested by Buyer or its authorized Representatives, including all such information as shall be reasonably necessary to enable Buyer or its authorized Representatives to (i) verify the accuracy of Seller’s representations and warranties contained in this Agreement, (ii) verify that Seller has complied with the covenants contained in this Agreement and (iii) determine whether the conditions set forth in Article IX have been satisfied.  Seller shall use its commercially reasonable efforts to cause its outside accountants and outside counsel to cooperate with Buyer in its investigation.  It is acknowledged and understood that no investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or other agreement given or made by Seller in this Agreement.  Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Seller to disclose information subject to attorney-client privilege, provided Seller advises Buyer of the specific assertion of such privilege.

(b)          As requested by Buyer from time to time, Seller shall use commercially reasonable efforts to cooperate with Buyer in connection with Buyer and Seller contacting suppliers and customers of the Business; provided, that Buyer will not contact any supplier, customer, creditors or employees of the Business with respect to matters relating to the Business or this Agreement or the transactions contemplated hereby without Seller’s express prior written consent, which consent shall not be unreasonably withheld by Seller.

7.2.         Third Party Consents.

Seller will reasonably cooperate with Buyer to secure, before the Closing Date, all Third Party Consents to the extent such consents are not provided for or satisfied by the Sale Order; provided, however, that neither Seller nor Buyer shall have any obligation to offer or pay any consideration in order to obtain any such consents, approvals or waivers, except for such amounts as Seller shall be obligated to pay or reimburse Buyer for as a condition to any assumption and assignment (including Cure Costs) pursuant to the Bankruptcy Code; provided further, however, Buyer shall not be required to waive any of the conditions to Closing set forth in Article IX.

7.3.         Governmental Approvals.

(a)          During the period prior to the Closing Date, Seller and Buyer shall act diligently and reasonably, and shall cooperate with each other, to do or cause to be done, all things necessary, proper or advisable consistent with applicable Legal Requirements to cause the conditions precedent to the Closing to be satisfied and to cause the Closing to occur, including to secure any consents and approvals of any Governmental Authority required to be obtained by them under United States and non-United States antitrust or competition laws, in order to assign or transfer any Permits to Buyer, to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Article IX, in each case as necessary to the extent such consents are not provided for or satisfied by the Sale Order; provided, however, that Seller shall not make any agreement or understanding affecting the Purchased Assets or the Business (excluding the Excluded Assets or Excluded Liabilities) as a condition for obtaining any such consents or approvals except with the prior written consent of Buyer.  Buyer shall act diligently and reasonably to cooperate with Seller, to the extent commercially reasonable, to obtain the consents and approvals contemplated by this Section 7.3(a); provided, however, Buyer shall not be required to waive any of the conditions to Closing set forth in Article IX.

(b)          Seller and Buyer (i) shall promptly inform each other of any communication from any Governmental Authority concerning this Agreement, the transactions contemplated hereby, and any filing, notification or request for approval and (ii) shall permit the other Party to review in advance any proposed written communication or information submitted to any such Governmental Authority in response thereto.  In addition, none of Parties shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement or the transactions contemplated hereby, unless such Party consults with the other Parties in advance and, to the extent permitted by any such Governmental Authority, gives the other Parties the opportunity to attend and participate thereat, in each case to the maximum extent practicable.  Subject to any restrictions under applicable laws, rules or regulations, each Party shall furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and the Governmental Authority or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements or to the attorney-client privilege or work product doctrine) or any such filing, notification or request for approval.  Each Party shall also furnish the other Party with such necessary information and assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registration or submissions of information to the Governmental Authority in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for approval.  Seller and Buyer shall prosecute all required requests for approval with all necessary diligence and otherwise use their respective commercially reasonable efforts to obtain the grant thereof by an Order as soon as possible.

7.4.         Operations Prior to the Closing Date.

Seller shall use its respective reasonable best efforts to maintain and repair the Purchased Assets and operate and carry on the Business only in the ordinary course and consistent with past practice, except as otherwise expressly provided in this Agreement, consented to by Buyer, or as required by the Orders of the Bankruptcy Court.  Without limiting the generality of the foregoing and to the extent permitted or required by the Orders of the Bankruptcy Court or the Bankruptcy Code, Seller shall continue operating the Business as a going concern and to maintain the business organization of the Business intact and shall use reasonable best efforts to preserve the goodwill of the manufacturers, suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Business.  In connection therewith and without limiting the generality of the foregoing, Seller shall not, directly or indirectly, do or propose to do any of the following without the prior written consent of Buyer:

(a)         offer employment for any period on or after the Closing Date to any employee or agent of the Business regarding whom Buyer makes offers of employment in accordance with the terms set forth herein;

(b)         otherwise attempt to persuade any such employee or agent to terminate his or her relationship with the Business prior to the Closing Date;

(c)          fail to maintain and repair, or delay the maintenance and repair, of the Rental Equipment in a manner consistent with normal industry practice;

(d)         enter into any commitment or transaction not in the ordinary course of business, except for any such commitment or transaction required by this Agreement and/or the Orders of the Bankruptcy Court or the Bankruptcy Code;

(e)          amend or otherwise modify the material terms of any Assumed Agreement or Permits, except for any such amendment or other modification required by the Orders of the Bankruptcy Court; and

(f)          sell, lease, license or otherwise dispose of any of the Purchased Assets (other than sales of Rental Equipment in the ordinary course of business and consistent with past practice) outside of the ordinary course of business, except for any such sale, lease, license or other disposition required by the Orders of the Bankruptcy Court or the Bankruptcy Code.

7.5.         Bankruptcy Court Approval.

(a)          Seller and Buyer acknowledge that this Agreement and the sale of the Purchased Assets are subject to Bankruptcy Court approval.  Seller and Buyer acknowledge that (i) to obtain such approval, Seller must demonstrate that they have taken reasonable steps to obtain the highest or otherwise best offer possible for the Purchased Assets, including, but not limited to, giving notice of the transactions contemplated by this Agreement to certain interested parties as required by applicable law, and conducting an auction pursuant to the Bidding Procedures in respect of the Purchased Assets (the “Auction”), and (ii) to the extent Buyer is assuming the Assumed Agreements upon the terms and subject to the conditions of this Agreement, Buyer must provide adequate assurance of future performance under the Assumed Agreements.

(b)          In the event an appeal is taken or a stay pending appeal is requested with respect to the Sale Order, Seller shall promptly notify Buyer of such appeal or stay request and shall promptly provide to Buyer a copy of the related notice of appeal or order of stay.  Seller shall also provide Buyer with written notice of any motion or application filed in connection with any appeal from either of such orders.

(c)          From and after the Effective Date, and to the extent Buyer is the Successful Bidder at the Auction, Seller shall not take any action that is intended to result in, or fail to take any action the intent of which failure to act would result in, the reversal, voiding, modification or staying of the Sale Order.

7.6.         Bankruptcy Filings.

From and after the Effective Date, Seller shall provide Buyer prior notice one (1) Business Day before filing any papers in the Bankruptcy Case that relate, in whole or in part, to this Agreement or Buyer.  Seller’s inadvertent failure to comply with this paragraph shall not by itself constitute a breach under this Agreement.

7.7.         Seller’s Delivery of Closing Inventory Schedule.

Immediately prior to the Closing, Seller shall deliver to Buyer an updated Schedule 5.12 of the Seller Disclosure Schedule that sets forth an accurate and complete list of the Inventory (including each item of Rental Equipment included in the Inventory) as of the Closing Date indicating the following (the “Closing Inventory Schedule”): (a) the invoice date with respect to, and the Original Acquisition Cost of, each such item of Inventory, (b) whether each item of Rental Equipment included in the Inventory is in repair status or otherwise, and (c) the OEM (Original Equipment Manufacturer) and complete model number of each item of Rental Equipment included in the Inventory.

7.8.         Seller’s Delivery of Closing Monthly Rental Billing Rate Schedule.

Immediately prior to the Closing, Seller shall deliver to Buyer a schedule that sets forth an accurate calculation of the total sum of the Monthly Rental Billing Rate Amount of all items of Rental Equipment included in the Inventory at the Closing that are then on rent to customers under a month-to-month (MTM) arrangement, an operating lease (OLP) arrangement or a TTS (equity option) arrangement (the “Closing Monthly Rental Billing Rate Schedule”).  The Monthly Rental Billing Rate Amount shall be calculated in accordance with and in a manner consistent with Seller’s past practices.  For illustration purposes only, a calculation of the Monthly Rental Billing Rate Amount of all items of Rental Equipment included in the Inventory that were on rent to customers under a month-to-month (MTM) arrangement, an operating lease (OLP) arrangement or a TTS (equity option) arrangement for the month of December 31, 2009 is attached hereto as Schedule 7.8.

7.9.         Proprietary Information Agreements.

Seller shall use its commercially reasonable best efforts to cause the individuals listed on Schedule 7.9 to execute and deliver to Buyer, on or prior to Closing, a countersigned proprietary information agreement substantially in the form attached hereto as Exhibit I.

ARTICLE VIII.

ADDITIONAL AGREEMENTS

8.1.         Taxes.

(a)          Seller shall be liable for and shall pay, and pursuant to Section 8.1(c), shall reimburse Buyer for, all Personal Property Taxes (whether assessed or unassessed), in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date and, in the case of any period beginning before and ending after the Closing Date, that portion of such period ending on the Closing Date.  Buyer shall be liable for and shall pay, and pursuant to Section 8.1(c), shall reimburse Seller for all Personal Property Taxes (whether assessed or unassessed), in each case attributable to periods (or portions thereof) beginning after the Closing Date.  For purposes of this paragraph (a), any period beginning before and ending after the Closing Date shall consist of two portions (with one portion ending on the Closing Date and the other portion beginning on the day after the Closing Date), except that Personal Property Taxes imposed on a periodic basis shall be allocated on a daily basis.  For purposes of this Section 8.1, “Personal Property Taxes” shall mean use or ad valorem taxes with respect to the Purchased Assets.

(b)          Without limiting the other terms set forth in this Agreement, any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Purchased Assets and not exempted under the Sale Order or by Section 1146(a) of the Bankruptcy Code (“Transfer Taxes”) shall be borne by Seller.  Seller and Buyer shall use reasonable efforts and cooperate in good faith to exempt the sale and transfer of the Purchased Assets from any such Transfer Taxes.  Seller shall prepare and file all necessary Tax Returns or other documents with respect to all such Transfer Taxes; provided, however, that in the event any such Tax Return requires execution by Buyer, Seller shall prepare and deliver to Buyer a copy of such Tax Return at least ten days before the due date thereof, and Buyer shall promptly execute such Tax Return and deliver it to Seller, which shall cause it to be filed.

(c)          Seller or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one Party all or a portion of which is the responsibility of the other Party in accordance with the terms of this Section 8.1.  Within a reasonable time prior to the payment of any such Tax, the Party paying such Tax shall give notice to the other of the Tax payable and each Party’s respective liability therefor, although failure to do so will not relieve the other Party from its liability hereunder.

8.2.         Employees and Employee Benefit Plans.

(a)          Transferred Persons.  Prior to the Closing, Buyer (directly or indirectly through one or more of its Affiliates or agents) shall have the right (but not the obligation), in its sole discretion, to negotiate employment or other arrangements with such employees or independent contractors of Seller as determined by Buyer.  Buyer (directly or indirectly through one or more of its Affiliates or agents) shall have the right (but not the obligation) to offer employment to any of the employees or independent contractors of Seller as Buyer may determine in its sole discretion.  Those employees or independent contractors who accept Buyer’s offer of employment and commence working for Buyer on the Closing Date shall hereafter be referred to as “Transferred Persons.”

(b)          Effective as of the Closing, the Transferred Persons shall cease to be covered by the Benefit Plans. Seller shall retain responsibility for and continue to pay all medical, life insurance, disability, and other welfare plan expenses and benefits for each Transferred Person with respect to claims incurred by such Transferred Person or his covered dependents prior to the Closing.  Expenses and benefits with respect to claims incurred by a Transferred Person or covered dependents on or after the Closing shall be the responsibility of Buyer, provided that such Transferred Person is then employed by Buyer.  For purposes of this paragraph, a claim is deemed incurred by a Transferred Person (i) in the case of medical or dental benefits, when the services that are the subject of the claim are performed; (ii) in the case of life insurance, when the death occurs; (iii) in the case of long-term disability benefits, when the disability occurs; (iv) in the case of workers compensation benefits, when the event giving rise to the benefits occurs; and (v) otherwise, at the time the Transferred Person or covered dependent becomes entitled to payment of a benefit (assuming that all procedural requirements are satisfied and claims applications properly and timely completed and submitted).

(c)          No Obligation.  Nothing contained in this Agreement shall be construed to require Buyer to offer to employ, employ or otherwise engage (or prevent the termination of employment or engagement of) any individual, require minimum benefit or compensation levels or prevent any change in the employee benefits provided to any individual Transferred Person.  No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of Seller or any other Person (including any beneficiary or dependent thereof) of any nature or kind whatsoever, including without limitation, in respect of continued employment (or resumed employment) for any specified period.

(d)          For so long as Seller maintains a “group health plan” after the Closing, Seller shall provide COBRA continuation coverage to all “M&A qualified beneficiaries” under Section 4980B of the Code.  If Seller, at any time, ceases to maintain a “group health plan” (within the meaning of Section 4980B of the Code), Seller shall promptly (but in no event later than the date of such cessation) provide Buyer with written notice of such cessation.  To the extent Section 4980B of the Code and Part 6 of Title I of ERISA and the regulations thereunder so require, Buyer, either itself or through an affiliate, will be responsible for making available continuation coverage for all “M&A qualified beneficiaries” under Section 4980B of the Code and Part 6 of Title I of ERISA and the regulations thereunder.  Seller shall provide Buyer with all information necessary or desirable to enable Buyer to comply with its obligations, if any, pursuant to the preceding sentence.  Nothing in this Section 8.2(d) will prevent Seller from terminating a “group health plan” at any time following the Closing.

8.3.         Collection of Receivables; Returns of Rental Equipment.

If, after the Closing Date, Seller shall receive payment from or on behalf of any account debtor with respect to any Accounts Receivable included in the Purchased Assets or any customer shall return to Seller any Rental Equipment, Seller shall promptly thereafter deliver such funds and assets to Buyer and take all steps necessary to vest title to such funds and/or assets in Buyer.  Seller hereby designates Buyer and its respective officers as Seller’s true and lawful attorney-in-fact, with full power of substitution, to execute and endorse for the benefit of Buyer all checks, notes or other documents received by Seller in payment of or in substitution or exchange for any of the Purchased Assets or to otherwise vest title to such funds and/or assets in Buyer.  Seller hereby acknowledges and agrees that the power of attorney set forth in the preceding sentence in favor of Buyer is coupled with an interest, and further agrees to execute and deliver to Buyer from time to time any documents or other instruments reasonably requested by Buyer to evidence such power of attorney.

8.4.         Adequate Assurances Regarding Assumed Agreements.

With respect to each Assumed Agreement, Buyer will use commercially reasonable efforts to provide adequate assurance as required under the Bankruptcy Code of the future performance by Buyer of each such Assumed Agreement.  Buyer and Seller agree that they will promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assumed Agreements, such as furnishing affidavits, non-confidential financial information or other documents or information for filing with the Bankruptcy Court and making Buyer’s and Seller’s employees and Representatives available to testify before the Bankruptcy Court.

8.5.         Performance Under Assumed Agreements.

Without limiting the terms set forth in Section 2.3, but subject to the terms and conditions of this Agreement, Buyer shall, from and after the Closing Date, assume and agree to thereafter discharge, when due (in accordance with their respective terms and subject to the respective conditions thereof), the Assumed Liabilities assumed by Buyer pursuant to Section 2.3 hereof but no other Liabilities.

8.6.         Certain Actions.

Seller has engaged the firm of Broadpoint Capital Inc to assist them in connection with the matters contemplated by this Agreement and Seller will be responsible for and shall pay the fees and expenses of such firm as referred to in Section 5.8.

8.7.         Covenant Not to Compete; Non-Solicitation.

(a)          For a period commencing on the Closing Date and ending on the three-year anniversary of the Closing Date (the “Restricted Period”), Seller shall not, directly or indirectly, establish, finance, own, manage, operate, engage in or otherwise participate in the conduct of any business that is the same or substantially similar to and directly or indirectly competes in any respect with the Business.

(b)          During the Restricted Period, Seller shall not (i) directly or indirectly solicit, encourage or attempt to solicit or encourage any of the employees, agents, independent contractors, consultants or representatives of Buyer to terminate his, her or its relationship with Buyer; (ii) directly or indirectly solicit, encourage or attempt to solicit or encourage any of the employees, agents, independent contractors, consultants or representatives of Buyer to become employees, agents, representatives, consultants or independent contractors of any other Person; (iii) directly or indirectly solicit or attempt to solicit any customer, vendor or distributor of Buyer with respect to any product or service being furnished, made, sold or leased by Buyer; or (iv) persuade or seek to persuade any customer of Buyer to cease to do business or to reduce the amount of business that such customer has customarily done prior to the Closing Date with Seller, or contemplates doing with Buyer.  It is expressly agreed by Buyer that in no event will the restrictions set forth in this Section 8.7 apply or be deemed or interpreted to apply to any other Person other than Seller itself.

(c)          The Parties expressly acknowledge that it would be difficult to measure the damages that might result from any breach of this Section 8.7, and that any such breach will result in immediate, substantial and irreparable injury to Buyer for which it will have no adequate remedy at law.  Buyer shall be entitled to, without the posting of any bond, seek an injunction or other equitable relief issued by a court of competent jurisdiction enjoining and restraining any violation or threatened violation of this Section 8.7 by Seller.  Seller acknowledges and agrees that this Section 8.7 is (i) a material inducement for Buyer to enter into this Agreement and consummate the transactions contemplated hereby, and (ii) reasonable under the circumstances to protect the Purchased Assets and goodwill acquired by Buyer under this Agreement.  Rights and remedies provided for in this Section 8.7 are cumulative and shall be in addition to rights and remedies otherwise available to the Parties hereunder or under any other agreement or applicable law.

(d)          If any provision contained in this Section 8.7 is for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Section 8.7, but this Section 8.7 will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  The Parties intend that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction will construe and interpret or reform this Section 8.7 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable law.

(e)          It is expressly agreed by Buyer that in no event will the restrictions set forth in this Section 8.7 apply or be deemed or interpreted to apply to any other Person other than Seller itself.

8.8.         Confidentiality.

Subject to the requirements of the Bankruptcy Code or as may be imposed by the Bankruptcy Court or as otherwise required by applicable law, from and after the Closing: (a) Seller shall, and shall cause their respective Affiliates to, hold in confidence all Confidential Information (including Trade Secrets, customer lists, marketing plans and pricing information) of Seller relating to the Business, the Purchased Assets or the Assumed Liabilities; (b) in the event that Seller, or an Affiliate of Seller, shall be legally compelled to disclose any such information, Seller shall provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy, at Buyer’s sole cost and expense and (c) in the event that such protective order or other remedy is not obtained, Seller or its Affiliates shall furnish only such information as is legally required to be provided.  The Parties expressly acknowledge that it would be difficult to measure the damages that might result from any breach of this Section 8.8, and that any such breach will result in immediate, substantial and irreparable injury to Buyer for which it will have no adequate remedy at law.  Buyer shall be entitled to, without the posting of any bond, seek an injunction or other equitable relief issued by a court of competent jurisdiction enjoining and restraining any violation or threatened violation of this Section 8.8 by Seller.  Seller acknowledges and agrees that this Section 8.8 is (i) a material inducement for Buyer to enter into this Agreement and consummate the transactions contemplated hereby, and (ii) reasonable under the circumstances to protect the Purchased Assets and goodwill acquired by Buyer under this Agreement.  Rights and remedies provided for in this Section 8.8 are cumulative and shall be in addition to rights and remedies otherwise available to the Parties hereunder or under any other agreement or applicable law.

ARTICLE IX.

CONDITIONS TO CLOSING

9.1.         Conditions to Obligations of Each Party.

The respective obligations of each Party to effect the sale and purchase of the Purchased Assets shall be subject to the fulfillment (or, if permitted by applicable law, waiver) on or prior to the Closing Date, of the following conditions:

(a)           all requisite authorizations or consents from Governmental Authorities, if any, or waiting periods following governmental filings shall have been obtained or expired;

(b)           if required after giving effect to the Sale Order, all Third Party Consents shall have been obtained;

(c)           (i) the Sale Order shall be a Final Order, (ii) such Final Order shall not have been stayed, modified, reversed or amended in any manner adverse to Buyer, and (iii) Seller shall have received from the Bankruptcy Court or other Persons, as applicable and required by applicable law, and Buyer shall have received reasonable evidence of such receipt by Seller of, all other orders, approvals and consents required to transfer the Purchased Assets, free and clear of all Encumbrances, and to consummate the transactions contemplated by this Agreement; and

(d)           no Governmental Authority shall have enacted, issued, promulgated or entered any Order that is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement that has not been withdrawn or terminated.

9.2.         Conditions to Obligations of Buyer.

The obligation of Buyer to effect the purchase of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

(a)           the representations and warranties of Seller contained in this Agreement that are (i) qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and (ii) not so qualified shall be true and correct in all material respects, in each case at and as of the Effective Date and at and as of the Closing Date, as if made at and as of such dates (except to the extent in either case that any such representations or warranties speak as of another date, in which case such representations and warranties that are (x) qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and (y) not so qualified shall be true and correct in all material respects, in each case at and as of the date specified therein) and Buyer shall have received a certificate of Seller to such effect signed by a duly authorized officer of Seller;

(b)           each covenant and obligation that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects (except that those covenants and obligations which are qualified as to materiality, Material Adverse Effect or similar expressions, or are subject to the same or similar type exceptions, shall have been performed and complied with in all respects), and Buyer shall have received a certificate of Seller to such effect signed by a duly authorized officer of Seller;

(c)           the Bankruptcy Court shall have approved and authorized the assumption and assignment of the Assumed Agreements pursuant to the Sale Order;

(d)           each of the deliveries required to be made to Buyer pursuant to Section 3.4(a) and Section 4.3 shall have been so delivered;

(e)           the total sum of the Monthly Rental Billing Rate Amount of all items of Rental Equipment included in the Inventory at the Closing that are then on rent to customers under a month-to-month (MTM) arrangement, an operating lease (OLP) arrangement or a TTS (equity option) arrangement shall be equal to or greater than Six Hundred Fifty Thousand Dollars ($650,000), and Buyer shall have received a certificate of Seller to such effect signed by a duly authorized officer of Seller;

(f)           the total sum of the Original Acquisition Cost of all items of Rental Equipment included in the Inventory as of the Closing Date shall be equal to or greater than eighty-five percent (85%) of the total sum of the Original Acquisition Cost of all items of Rental Equipment included in the Inventory as of the Reference Date, and Buyer shall have received a certificate of Seller to such effect signed by a duly authorized officer of Seller;

(g)           there shall have been no Material Adverse Change in the Rental Equipment Since the Reference Date;

(h)           (i) the Telogy LLC 2010 Employee Incentive Plan as in effect as of the date hereof (the “Telogy Employee Incentive Plan”), shall not, with respect to the employees identified on Schedule 9.2(h), have been amended, modified or rescinded after the Effective Date, (ii) the Telogy Employee Incentive Plan shall, with respect to the employees identified on Schedule 9.2(h), be in full force and effect as of the Closing Date, (iii) a copy of the Telogy Employee Incentive Plan shall have been distributed to each employee identified on Schedule 9.2(h), and (iv) Buyer shall have received a certificate of Seller signed by a duly authorized officer of Seller, certifying as to the satisfaction of the conditions in this Section 9.2(h);

(i)           each of the employees identified on Schedule 9.2(i) shall have delivered a countersigned proprietary information agreement in substantially the form attached hereto as Exhibit I; and

(j)           since the Reference Date, no event shall have occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

Any condition specified in this Section 9.2 may be waived by Buyer; provided that no such waiver shall be effective against Buyer unless it is set forth in a writing executed by Buyer.

9.3.         Conditions to Obligations of Seller.

The obligation of Seller to effect the sale of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

(a)           the representations and warranties of Buyer contained in this Agreement that are (i) qualified as to materiality or material adverse effect shall be true and correct in all respects and (ii) not so qualified shall be true and correct in all material respects, in each case at and as of the Effective Date and at and as of the Closing Date as if made at and as of such dates (except to the extent in either case that any such representations or warranties speak as of another date, in which case such representations and warranties that are (x) qualified as to materiality or material adverse effect shall be true and correct in all respects and (y) not so qualified shall be true and correct in all material respects, in each case at and as of the date specified therein), and Seller shall have received a certificate of Buyer to such effect signed by a duly authorized officer of Buyer;

(b)           each covenant and obligation that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects (except that those covenants and obligations which are qualified as to materiality, Material Adverse Effect or similar expressions, or are subject to the same or similar type exceptions, shall have been performed and complied with in all respects), and Seller shall have received a certificate of Buyer to such effect signed by a duly authorized officer of Buyer; and

(c)           each of the deliveries required to be made to Seller pursuant to Section 4.2 shall have been so delivered.

Any condition specified in this Section 9.3 may be waived by Seller; provided that no such waiver shall be effective against Seller unless it is set forth in writing executed by Seller.

ARTICLE X.

TERMINATION

10.1.       Termination.

Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date as follows:

(a)           by the mutual written consent of Buyer and Seller;

(b)           by Buyer if (i) Seller withdraws the Sale Motion, (ii) Seller files with the Bankruptcy Court any plan of reorganization or liquidation (or files any document or makes any public statement supporting any such plan filed by any other party) that does not contemplate the transactions contemplated by this Agreement or a transaction in accordance with the Bidding Procedures Order; (iii) the Bankruptcy Court enters an Order dismissing, or converting any of the cases comprising part of the Bankruptcy Case into a case under Chapter 7 of the Bankruptcy Code; (iv) a trustee or examiner is appointed in the Bankruptcy Case; or (v) Seller files a motion seeking entry of an Order of the Bankruptcy Court to convert any of the cases comprising part of the Bankruptcy Case into a case under Chapter 7 of the Bankruptcy Code or seeking the appointment of a trustee or examiner in the Bankruptcy Case;

(c)           by Buyer if the Closing Date has not occurred within ninety (90) days of the Effective Date, time being of the essence; provided, however, that Buyer shall only be permitted to terminate this Agreement pursuant to this Section 10.1(c) if it is not then itself in material breach of any of its representations, warranties, covenants or agreements contained herein;

(d)           by Buyer if, following the Effective Date, a Material Adverse Effect occurs;

(e)           by Buyer in the event of any breach by Seller of any of Seller’s agreements, covenants, representations or warranties contained herein, provided (i) such breach would result in the failure of a condition set forth in Section 9.2(a) or 9.2(b) to be satisfied and (ii) such breaches are not cured or are not capable of being cured within ten (10) days of receipt of a Termination Notice (as hereinafter defined); provided, however, that Buyer shall only be permitted to terminate this Agreement pursuant to this Section 10.1(e) if (A) Buyer is not itself then in material breach of any of its representations, warranties, covenants or agreements contained herein, (B) Buyer sends a written notice of termination (a “Termination Notice”) to Seller and (C) Buyer specifies in such Termination Notice the representation, warranty, covenant or agreement contained herein of which Seller is allegedly in breach;

(f)           by Seller in the event of any breach by Buyer of any of Buyer’s agreements, covenants, representations or warranties contained herein, provided (i) such breach would result in the failure of a condition set forth in Section 9.3(a) or 9.3(b), to be satisfied and (ii) such breaches are not cured or are not capable of being cured within ten (10) days of receipt of a Termination Notice; provided, however, that Seller shall only be permitted to terminate this Agreement pursuant to this Section 10.1(f) if (A) Seller is not itself then in material breach of any of its representations, warranties, covenants or agreements contained herein, (B) Seller sends a Termination Notice to Buyer and (C) Seller specifies in such Termination Notice the representation, warranty, covenant or agreement contained herein of which Buyer is allegedly in breach;

(g)           by either Buyer or Seller if Seller has accepted the bid or bids (including a credit bid) of any Person or Persons other than Buyer or any of its Affiliates to purchase all or a significant portion of the businesses and assets of Seller and Seller has consummated such alternative transaction; or

(h)           by either of Buyer or Seller if a Governmental Authority issues a final and non-appealable ruling or Order prohibiting the transactions contemplated by this Agreement.

10.2.       Effect of Termination.  In the event of termination of this Agreement by either Party, all rights and obligations of the Parties under this Agreement shall terminate without any liability of any Party to any other Party.  The provisions of this Section 10.2, Section 12.1 and Article XI shall expressly survive the expiration or termination of this Agreement.

ARTICLE XI.

SURVIVAL

11.1.       Survival; Related Matters.  All representations and warranties herein, in any Ancillary Document or in any certificate or instrument delivered pursuant hereto or thereto shall not survive the Closing and the consummation of the transactions contemplated by this Agreement.  All of the covenants, agreements and obligations of the parties contained in this Agreement other than the representations and warranties shall survive the Closing (a) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (b) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.

11.2.       Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, and that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to specific performance of the terms hereof, and this right shall include the right of the parties to cause the transactions contemplated hereby to be consummated on the terms set forth in this Agreement, in each case without posting a bond or undertaking.  Each of the parties hereto hereby waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.  Notwithstanding anything to the contrary herein, Buyer’s sole recourse against Seller solely as a result of the Telogy Employee Incentive Plan or similar incentive plan with similar payment triggers, in each case, as such pertains to, and solely with respect to, the employees identified on Schedule 9.2(h), not having been approved by the Bankruptcy Court (including approval, if necessary, of the amounts that may become payable to such employees under such plan) on or prior to the Closing Date shall be the reduction to the Cash Consideration pursuant to and in accordance with Section 3.1 hereof.

ARTICLE XII.

GENERAL PROVISIONS

12.1.       Confidential Nature of Information.

Each Party agrees that it will treat in confidence all documents, materials and other information that it shall have obtained regarding the other Party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents.  Such documents, materials and information shall not be disclosed or communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors and potential lenders, and in the case of Seller, to its counsel, accountants and financial advisors).  No Party shall use any confidential information referred to in the second immediately preceding sentence in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased Assets and the enforcement of its rights hereunder and under the Ancillary Documents; provided, however, that after the Closing, Buyer may use or disclose any confidential information included in the Purchased Assets and may use other confidential information that is otherwise reasonably related to the Business, the Purchased Assets or the Assumed Liabilities.  The obligation of each Party to treat such documents, materials and other information in confidence shall not apply to any information that (i) is or becomes available to such Party from a source other than such Party, (ii) is or becomes available to the public other than as a result of disclosure by such Party or its agents, (iii) is required to be disclosed under applicable law or judicial process, including the Bankruptcy Case, but only to the extent it must be disclosed, or (iv) such Party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.  Notwithstanding the foregoing, Buyer and its Representatives shall hold any non-public information that does not relate to the Business, the Purchased Assets or the Assumed Liabilities in confidence to the extent required by, and in accordance with, and will otherwise comply with the terms of the letter agreement between Buyer and Telogy dated as of February 4, 2009 (as may be amended, the “Confidentiality Agreement”).

12.2.       Publicity.

Except as required by applicable law or in connection with any filings by Seller with the Bankruptcy Court or in connection with the Auction, Seller shall not (and shall cause their Representatives not to) issue any press release or make any public announcement concerning this Agreement or the transactions contemplated hereby without having provided Buyer at least one (1) Business Day to review and comment on such release or announcement (which comments shall be reasonably considered by Seller).  Buyer may, upon prior notice to, but without the prior consent of Seller, make such press release, public disclosure, securities law filings, or public announcement as may be required in Buyer’s reasonable opinion under applicable Legal Requirements, including stock exchange rules and regulations (including any applicable filings with the Securities and Exchange Commission announcing this Agreement and/or the transactions contemplated hereby and the filing of copies of this Agreement with the Securities and Exchange Commission as may be required under applicable Legal Requirements).

12.3.       Notices.

All notices or other communications required or permitted hereunder shall be in writing and shall be given or delivered by personal delivery, by facsimile, by registered or certified mail (first class postage prepaid) or by a nationally recognized private overnight courier service addressed as follows:

If to Buyer, to:

Electro Rent Corporation
6060 Sepulveda Boulevard
Van Nuys, CA  91411-2512
Attn: Craig R. Jones, Chief Financial Officer
Facsimile: (818) 786-4354

with a copy to  (which shall not constitute notice):

Klehr Harrison Harvey Branzburg LLP
1835 Market Street
Philadelphia, PA  19103
Attn:  Jeffrey Kurtzman, Esq.
Facsimile: (215) 568-6603

If to Seller, to:

Telogy, LLC
3200 Whipple Road
Union City, CA 94587
Attn:
Facsimile:

with a copy to  (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019-6099
Attn:  Gordon Caplan
Facsimile: (212) 728-8111

or to such other address or facsimile number as such party may indicate by a notice delivered to the other party hereto.

Any notice, consent, authorization, direction or other communication delivered as aforesaid shall be deemed to have been effectively delivered and received, if sent by a nationally recognized private overnight courier service, on the date following the date upon which it is delivered for overnight delivery to such courier service, if sent by mail, on the earlier of the date of actual receipt or the fifth Business Day after deposit in the United States mail, if delivered personally, on the date of such delivery or, if sent via facsimile, on the date of the transmission of the facsimile, provided that the sender thereof receives confirmation that the facsimile was successfully delivered to the intended recipient.

12.4.       Successors and Assigns.

(a)           Except as expressly permitted in this Agreement, the rights and obligations of the Parties under this Agreement shall not be assignable by such parties without the written consent of the other parties hereto, except that all or any portion of the rights of Buyer hereunder may be assigned prior to the Closing, without the consent of Seller, to any Affiliate of Buyer; provided that (i) the assignee shall assume in writing all of Buyer’s obligations to Seller hereunder, including obligations to provide adequate assurance with respect to post-Closing performance under the Assumed Agreements, (ii) Buyer shall not be released from any of its obligations hereunder by reason of such assignment and (iii) such assignment shall not delay or otherwise impede in any respect the timing for the consummation of the transactions contemplated hereby.

(b)           This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.  The successors and permitted assigns hereunder shall include any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, consolidation, liquidation (including successive mergers, consolidations or liquidations) or otherwise).  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 12.4 any right, remedy or claim under or by reason of this Agreement.

12.5.       Access to Records after Closing.

(a)           For a period of three (3) years after the Closing Date, Seller and its Representatives shall have reasonable access to all of the books and records of the Business transferred to Buyer hereunder to the extent reasonably necessary for Seller to complete the Filing, the wind-down their respective estates, and as may be reasonably required in connection with resolution of any Excluded Liability.  Such reasonable access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours.  Seller shall be solely responsible for any costs or expenses incurred by them pursuant to the preceding sentences of this Section 12.5(a).  If Buyer shall desire to dispose of any of such books and records prior to the expiration of such three-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

(b)           For a period of three (3) years after the Closing Date, Buyer and its Representatives shall have reasonable access to all of the books and records relating to the Business that Seller may retain after the Closing Date.  Such access shall be afforded by Seller upon receipt of reasonable advance notice and during normal business hours.  Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 12.5(b).  If Seller shall desire to dispose of any of such books and records prior to the expiration of such three-year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.

(c)           Notwithstanding anything to the contrary contained herein, Seller or Buyer shall be entitled to withhold access to, or examination of, any information which they determine (i) includes Trade Secrets or other proprietary information, (ii) is protected by attorney-client privilege, work-product privilege, or any other similar privilege or doctrine, (iii) the disclosure of which is prohibited pursuant to applicable Law.

12.6.       Entire Agreement; Amendments; Seller Disclosure Schedule.

This Agreement, the Ancillary Documents, the Seller Disclosure Schedule and the Exhibits, Schedules, instruments and certificates referred to herein contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto with respect to such subject matter.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.

12.7.       Waivers.

Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party.  Except as otherwise provided herein, the failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

12.8.       Expenses.

Except as otherwise provided herein or in any Ancillary Document, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

12.9.       Partial Invalidity.

Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

12.10.     Execution in Counterparts.

This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the Parties hereto.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

12.11.     Governing Law.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

(b)           Except as provided in Section 3.4, all Actions and Proceedings arising out of or relating to this Agreement, including the resolution of any and all disputes hereunder, shall be heard and determined in the Bankruptcy Court, and the Parties hereby irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court in any such Action or Proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or Proceeding.  The Parties hereby consent to service of process by mail (in accordance with Section 12.3) or any other manner permitted by law.

(c)           THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SELLER, BUYER OR THEIR RESPECTIVE REPRESENTATIVES IN THE NEGOTIATION OR PERFORMANCE HEREOF.

12.12.     No Third Party Beneficiaries.

This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed the day and year first above written.

BUYER:

ELECTRO RENT CORPORATION

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

SELLER:

TELOGY, LLC

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]